UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held in the Fifth Avenue Conference Room at our principal executive offices located at 901 Fifth Avenue, Seattle, Washington 98164 on Wednesday, June 9, 2010, at 3:00 p.m. Pacific Time.

At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.  To elect eight directors, each to serve a one-year term; and

2.  To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The shareholders will also act on any other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Your Board of Directors recommends a vote FOR the election of the nominees for director and FOR ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Only shareholders of record on April 5, 2010, the record date for the Annual Meeting, are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year. You will have an opportunity to ask questions about Cray Inc. and our operations.

As we did last year, we are furnishing proxy materials via the Internet. The approximate date of availability for the Proxy Statement and accompanying proxy materials is April 26, 2010. Please read the Proxy Statement for more information on this alternative for distributing our proxy materials, which we believe will allow us to provide shareholders with the information they need, while lowering the costs of delivering the Proxy Statement and related materials and reducing the environmental impact of the Annual Meeting.

Your vote is important regardless of the number of shares you own or whether you plan to attend the Annual Meeting in person. You may vote through several different ways, and instructions on the various voting methods are contained in the accompanying Proxy Statement. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray Inc.

Sincerely,

Peter J. Ungaro
President and Chief Executive Officer

Seattle, Washington
April 26, 2010

PROXY STATEMENT

Page

Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
The Board of Directors	9
Corporate Governance Principles	9
Independence	9
Meetings and Attendance	10
The Committees of the Board	10
Board Leadership Structure	11
Board’s Role in Risk Oversight	12
Risk Considerations in Our Compensation Program	12
Director Attendance at Annual Meetings	12
Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals	12
Compensation of Directors	14
Director Compensation for 2009	16
Executive Officers	18
Compensation of the Executive Officers	20
Compensation Discussion and Analysis	20
Compensation Committee Report	34
Compensation Tables	35
Compensation Committee Interlocks and Insider Participation	44
Transactions With Related Persons	45
Report of the Audit Committee of the Board of Directors	46
Discussion of Proposals Recommended by the Board	48
Proposal 1: To Elect Eight Directors for One-Year Terms	48
Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010	51
Other Business — Discretionary Authority	52

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote via the Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting via the Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual
Meeting of Shareholders on June 9, 2010

The Cray Inc. Notice and Proxy Statement for the 2010 Annual Meeting of Shareholders
and the 2009 Annual Report to Shareholders are available online at www.proxydocs.com/cray and http://investors.cray.com

CRAY INC.
901 Fifth Avenue, Suite 1000
Seattle, WA 98164

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held At:
901 Fifth Avenue, Fifth Avenue Conference Room
Seattle, WA 98164
3:00 p.m. Pacific Time
June 9, 2010

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Cray Inc. (“Cray”) has made these materials available to you via the Internet, or has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our 2010 Annual Meeting of Shareholders, which will take place at 3:00 p.m. Pacific Time on Wednesday, June 9, 2010, in the Fifth Avenue Conference Room at our corporate headquarters in Seattle, Washington. For a map and/or directions to our corporate headquarters, see our website, www.cray.com, under “About Cray — Contact Us.”

Q:	What is included in these materials?

A:	These materials include:

• Our Notice of the 2010 Annual Meeting and our Proxy Statement, which summarize the information regarding the matters to be voted on at the Annual Meeting;

• Our 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited consolidated financial statements for the year ended December 31, 2009; and

• The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form, if you are viewing these materials via the Internet.

Q:	What items will be voted on at the 2010 Annual Meeting?

A:	There are two known items that will come before the shareholders at the 2010 Annual Meeting:

• The election of eight directors to the Board, each to serve a one-year term; and

• The ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board?

A:	Our Board recommends that you vote your shares “FOR” each of the named nominees to the Board and “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. In this Proxy Statement, the terms “the Board of Directors”, “the Board”, or “our Board” refer to the Board of Directors of Cray.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and the Annual Report available via the Internet. On or about April 26, 2010, we mailed a Notice of Internet Availability of Proxy Materials, sometimes referred to as the “Notice,” to our shareholders of record and certain beneficial owners. We also then posted this Proxy Statement and the Annual Report on the Internet at www.proxydocs.com/cray and http://investors.cray.com. The Notice contains instructions on how to access this Proxy Statement and the Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:	We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (the “Cray 401(k) Plan”) with paper copies of the proxy materials instead of the Notice.

Q:	Who may vote at the Annual Meeting?

A:	If you owned shares of our common stock at the close of business on April 5, 2010, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 35,440,006 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

A:	Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, BNY Mellon Shareowner Services, then you are considered the shareholder of record with respect to those shares and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote via the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote via the Internet or by telephone?

A:	If You Are the Shareholder of Record:

If your shares are registered directly in your name, you may vote via the Internet or by telephone through services offered by Bowne & Co., Inc. (“Bowne”). If you received the Notice, then go to the website referred to on the Notice. If you received a full set of proxy materials in the mail, then go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.

You may vote via the Internet or by telephone 24 hours a day, 7 days a week until 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, on June 8, 2010, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card by the time of the Annual Meeting.

If You Are the Beneficial Owner of Shares Registered in the Name of a Brokerage Firm, Bank or Other Organization:

A number of brokerage firms, banks and other organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, then you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank or other nominee organization, then you may vote by completing and signing the voting form and mailing it to that organization in the self-addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or by telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

• Vote again via the Internet or by telephone;

• Send in another signed proxy card with a later date;

• Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

• Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:	Shares of Cray common stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the Cray 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the Cray 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the Cray 401(k) Plan can be voted by submitting voting instructions via the Internet, by telephone or by mailing your proxy card. Voting of shares held in the Cray 401(k) Plan must be completed by 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time on June 4, 2010. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the Cray 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

• Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board; or

• Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “discretionary” or “non-discretionary?”

A:	Starting this year, Proposal 1 (election of eight directors) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” Proposal 2 (ratification of independent registered public accounting firm) is considered a “discretionary” item.

In any event, a broker non-vote would have no effect on the outcome of Proposal 1 or Proposal 2 as only a plurality of votes cast is required to elect a director and a majority of the votes cast is required to ratify the appointment of the independent registered public accounting firm.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of any matter being voted on at the Annual Meeting.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal:

A.	Proposal 1: To Elect Eight Directors for One-Year Terms.

The eight nominees for director who receive the most votes will be elected, assuming the presence of a quorum. Accordingly, if you do not vote for a nominee, do not instruct your broker how to vote for a nominee or you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Q:	Who will count the vote?

A:	Representatives of Bowne will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. The Altman Group, Inc. may help solicit proxies for an approximate cost of $3,000 plus reasonable out-of-pocket expenses.

Q:	Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only via the Internet, and you are a:

Shareholder of Record: Please visit the Bowne proxy delivery preferences web-page, www.investorelections.com/cray, enter your voter control number found on your Notice, and follow the instructions for obtaining your documents electronically, or telephone: 1-866-648-8133, or send an email to: paper@investorelections.com.

Beneficial Owner of Shares Held in Street Name: Please visit the Broadridge Investor E-Connect web-page, www.proxyvote.com, and follow the instructions at that site, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.

Please have the Notice in hand when accessing these sites or telephoning. Your election to view these documents via the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials via the Internet, then you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:	The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I receive multiple copies of the Notice and/or Proxy Materials. What does that mean, and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.

If you own shares through a brokerage firm, bank or other organization holding your shares in “street name,” we have implemented “householding,” a process that reduces the number of copies of the Annual Meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. As a result of householding, only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. Householding has saved us from sending over 5,576 additional copies this year compared to last year and over 7,160 copies compared to two years ago. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, please call 1-800-542-1061 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Michael C. Piraino, Corporate Secretary, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials via the Internet. See “Can I view future proxy statements, annual reports and other documents via the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:	You may contact our transfer agent, BNY Mellon Shareowner Services by calling: 1-877-522-7762 (for foreign investors, 1-201-680-6578), 1-800-231-5469 (TDD for hearing-impaired in the United States) or 1-201-680-6610 (TDD for foreign investors), visit its website at: www.bnymellon.com/shareowner/isd, or write to: BNY Mellon Shareowner Services, Shareholder Relations, P.O. Box 358015, Pittsburgh, PA 15252-8015.

Q:	How can I find the voting results of the Annual Meeting?

A:	We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Michael C. Piraino, our Corporate Secretary, at (206) 701-2000.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of April 5, 2010, the number of shares of our common stock beneficially owned by the following persons:

•	all persons we know to be beneficial owners of at least 5% of our common stock;

•	our directors;

•	the executive officers named in the “Summary Compensation Table” on page 35; and

•	all current directors and executive officers as a group.

As of April 5, 2010, there were 35,440,006 shares of our common stock outstanding.

		Options
	Common	Exercisable	Total
	Shares	Within	Beneficial
Name and Address(1)	Owned	60 Days	Ownership(2)	Percentage

5% Shareholders
Wells Fargo & Company(3)	4,061,921	—	4,061,921	11.46%
420 Montgomery Street San Francisco, CA 94104
Paradigm Capital Management, Inc.(3)	2,355,300	—	2,355,300	6.65%
Nine Elk Street Albany, NY 12207
BlackRock, Inc.(3)	1,961,075	—	1,961,075	5.53%
40 East 52nd Street New York, NY 10022

Independent Directors
William C. Blake(4)	17,977	5,000	22,977	*
John B. Jones, Jr.(4)	38,964	—	38,964	*
Stephen C. Kiely(4)	46,234	—	46,234	*
Frank L. Lederman(4)	48,726	—	48,726	*
Sally G. Narodick(4)	38,245	—	38,245	*
Daniel C. Regis(4)	50,819	—	50,819	*
Stephen C. Richards(4)	44,027	—	44,027	*

Named Executives
Peter J. Ungaro(5)	406,339	43,464	449,803	1.27%
Brian C. Henry(5)	348,756	23,322	372,078	1.05%
Margaret A. Williams(5)	209,309	21,781	231,090	*
Steven L. Scott(5)	121,735	17,419	139,154	*
Ian W. Miller(5)	121,187	13,333	134,520	*
All current directors and executive officers as a group (15 persons)(4)(5)	1,620,422	145,057	1,765,479	4.96%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

(2)	Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group in question that may be exercised on April 5, 2010, or within 60 days thereafter.

(3)	The information under the column “Common Shares Owned” with respect to Wells Fargo & Company is based on a Schedule 13G filed with the SEC on January 22, 2010, regarding ownership as of December 31, 2009. In that Schedule 13G, Wells Fargo & Company, as parent company, reported beneficial ownership of 4,061,921 shares, with sole voting power over 4,021,502 shares, sole dispositive power over 4,051,285 shares, shared voting power over 6,560 shares and shared dispositive power over 7,892 shares, with one subsidiary, Wells Capital Management Incorporated, an investment adviser, reporting beneficial ownership of 4,004,793 shares, with sole voting power over 731,729 shares, and sole dispositive power over 4,004,793 shares, and another subsidiary, Wells Fargo Funds Management, LLC, an investment adviser, reporting beneficial ownership of 3,280,467 shares, with sole voting power over 3,280,467 shares and sole dispositive power over 41,262 shares.

The information under the column “Common Shares Owned” with respect to Paradigm Capital Management, Inc. (“Paradigm”) is based on a Schedule 13G filed with the SEC on February 12, 2010 regarding beneficial ownership as of December 31, 2009. In that Schedule 13G, Paradigm reported sole voting power and sole dispositive power over 2,355,300 shares.

The information under the column “Common Shares Owned” with respect to BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G filed with the SEC on January 29, 2010, regarding beneficial ownership as of December 31, 2009. In that Schedule 13G, BlackRock reported sole voting power and sole dispositive power over 1,961,075 shares.

(4)	The number of shares of common stock shown for the indicated directors includes restricted shares that vest on the dates indicated, and that are forfeitable in certain circumstances, as follows:

	Restricted	May 8,	May 8,
Director	Shares-Total	2010	2011

William C. Blake	12,347	7,487	4,860
John B. Jones, Jr.	14,744	9,085	5,659
Stephen C. Kiely	16,495	10,304	6,191
Frank L. Lederman	19,462	11,939	7,523
Sally G. Narodick	17,331	10,607	6,724
Daniel C. Regis	22,963	14,109	8,854
Stephen C. Richards	19,843	12,320	7,523

(5)	The number of shares of common stock shown for the indicated executive officers includes restricted shares that vest on the dates indicated, and are forfeitable in certain circumstances, as follows:

	Restricted	May 15,	November 15,	May 15,	February 28,	May 15,	May 15,
Executive Officer	Shares-Total	2010	2010	2011	2012	2012	2013

Peter J. Ungaro	271,575	45,000	31,575	75,000	—	45,000	75,000
Brian C. Henry	142,375	22,500	17,375	40,000	—	22,500	40,000
Margaret A. Williams	130,375	19,000	17,375	37,500	—	19,000	37,500
Steven L. Scott	107,050	18,000	11,050	30,000	—	18,000	30,000
Ian W. Miller	70,000	—	—	22,500	25,000	—	22,500
Other executive officers	116,350	17,500	6,350	37,500	—	17,500	37,500

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of these reporting persons complied with their filing requirements for 2009.

THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Corporate Governance Principles

The goals of our Board are to build long-term value for our shareholders and to ensure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers and employees;

•	Charters for our Audit, Compensation, Corporate Governance and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters.

Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to our management, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants and other advisers at our expense. All of the foregoing documents are available via the Internet at our website at www.cray.com under “Investors — Corporate Governance.” We will post on this website any amendments to the Code of Business Conduct or waivers of the Code for directors and executive officers.

We periodically review our governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market (“Nasdaq”), the laws of the state of Washington and practices suggested by recognized corporate governance authorities.

Independence

Currently, our Board has eight members. The Board has determined that all of our directors, except for Mr. Ungaro, our President and Chief Executive Officer, meet the Nasdaq and SEC standards for independence and that all the members of the Audit Committee meet the heightened independence standards required for Audit Committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. Currently, seven of our eight directors are considered independent, and one member of our management, Mr. Ungaro, our President and Chief Executive Officer, is on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In making that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director to an annual questionnaire and reviews the applicable standards with each Board member.

Meetings and Attendance

The Board met five times and the Board’s standing committees held a total of 27 meetings during 2009. The rate of attendance in 2009 for all directors at Board and standing committee meetings was 99%.

The non-management directors meet in executive sessions of the Board on a regular basis, generally at the beginning and at the end of each scheduled quarterly Board meeting and at other meetings as required. In addition, the Board committees meet periodically without members of our management present.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these committees is, or has ever been, one of our employees.

Audit Committee.  The current members of the Audit Committee are Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each individual who currently is and who in 2009 was a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee met 10 times during 2009. As noted above, the Audit Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Audit Committee assists the Board in fulfilling its responsibility for oversight of:

•	The quality and integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements;

•	The qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements;

•	The performance of our systems of internal controls, disclosure controls and internal audit functions;

•	The review and approval or ratification of “related person transactions” under our Related Person Transaction Policy; and

•	Our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010 — Audit Committee Pre-Approval Policy” below.

The report of the Audit Committee regarding its review of the consolidated financial statements and other matters is set forth below beginning on page 46.

Compensation Committee.  The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who currently is and who in 2009 was a member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”). The Compensation Committee met six times during 2009. As noted above, the Compensation Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Compensation Committee assists the Board in fulfilling its responsibilities for the oversight of:

•	Our compensation policies, plans and benefit programs;

•	The compensation of the Chief Executive Officer and other senior officers; and

•	The administration of our equity compensation plans.

See “Compensation of the Executive Officers — Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis and related matters is set forth below beginning on page 34.

Corporate Governance Committee.  The current members of the Corporate Governance Committee are Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each individual who currently is and who in 2009 was a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee met six times during 2009. As noted above, the Corporate Governance Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Corporate Governance Committee has the responsibility to:

•	Develop and recommend to the Board a set of corporate governance principles;

•	Recommend qualified individuals to the Board for nomination as directors;

•	Review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors;

•	Lead the Board in its annual review of the Board’s performance; and

•	Recommend directors to the Board for appointment to Board committees.

See “Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals” regarding the Corporate Governance Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders and communicate with the Board.

Strategic Technology Assessment Committee.  The current members of the Strategic Technology Assessment Committee are William C. Blake (Chair), John B. Jones, Jr. and Frank L. Lederman. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is and who in 2009 was a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee met five times during 2009. As noted above, the Strategic Technology Assessment Committee’s charter is available at www.cray.com under “Investors — Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility to:

•	Assist the Board in its oversight of our technology development, including our product development roadmap; and

•	Assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, our Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; on behalf of the independent directors, provides feedback and mentoring to the Chief Executive Officer; and performs such other duties as the Board deems appropriate.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including competitive, economic, operational, financial, legal and regulatory, and strategic and reputational risks. We also utilize a formal Enterprise Risk Management system (the “ERM System”) to assist us in tracking and mitigating risks. In addition to periodic review, evaluation and modification of risks maintained in the ERM System by management, we provide periodic reports of risks tracked in the ERM System to the Board (or the appropriate committee of the Board in the case of risks that are under the purview of a particular committee). The full Board or the appropriate committee receives these reports from the management personnel principally responsible for identifying, managing and mitigating a particular area of risk within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting, which enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment, risk management and the ERM System process set forth above.

Risk Considerations in Our Compensation Program

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	Base salaries are consistent with our employees’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of incentive awards is based on a review of a variety of performance indicators, thus diversifying the risk associated with any single performance indicator;

•	Long-term compensation programs are designed to reward employees for driving sustainable and profitable growth for shareholders;

•	The vesting periods for equity compensation awards are designed to encourage employees to focus on sustained stock price appreciation; and

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our shareholders’ long-term best interests.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the annual meeting of shareholders either in person or telephonically. In 2009, all eight of our directors attended the 2009 annual meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.  The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Board or any of its individual committees or to the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.  The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. While our Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.

Once the Corporate Governance Committee has identified a potential director nominee, the Corporate Governance Committee, in consultation with the Chief Executive Officer, evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Corporate Governance Committee.

Director Nominations by Shareholders.  Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	The nominating shareholder’s name and address;

•	A representation that the nominating shareholder is entitled to vote at such meeting;

•	The number of shares of our common stock that the nominating shareholder owns and when the nominating shareholder acquired such shares;

•	A representation that the nominating shareholder intends to appear at the meeting, in person or by proxy;

•	The nominee’s name, age, address and principal occupation or employment;

•	All information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules; and

•	The nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.

2010 Annual Meeting.  In order for a shareholder proposal to be raised from the floor during the Annual Meeting, written notice of the proposal must be received by us not less than 60 days nor more than 90 days prior to the Annual Meeting or, if less than 60 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the Annual

Meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	A brief description of the business the shareholder wishes to bring before the Annual Meeting, the reasons for conducting such business and the language of the proposal;

•	The shareholder’s name and address;

•	The number of shares of our common stock that the shareholder owns and when the shareholder acquired them;

•	A representation that the shareholder intends to appear at the Annual Meeting, in person or by proxy; and

•	Any material interest the shareholder has in the business to be brought before the Annual Meeting.

The Chairman of the Board, if the facts so warrant, may determine that any business was not properly brought before the Annual Meeting in accordance with our Bylaws.

2011 Proxy Statement.  In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2011 annual meeting, we must receive the written proposal no later than December 27, 2010. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to obtain a free copy of our Articles of Incorporation, Bylaws or any of our corporate governance documents, please contact Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website, www.cray.com under “Investors — Corporate Governance.”

Compensation of Directors

In setting director compensation in order to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board and a general understanding of director compensation at companies of similar size and complexity. Directors who are also employees of the Company receive no additional compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, in order to align further the longer-term interests of the individual directors and shareholders, equity, with the grant of a fully vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting generally over two years.

The Corporate Governance Committee reviews director compensation annually. At a meeting held in 2009, and at the recommendation of the Corporate Governance Committee, the Board approved an adjustment to the cash compensation of non-management directors to more closely follow the practices of comparable companies. In reaching decisions about director compensation, the Corporate Governance Committee has used publicly available professional compensation surveys, proxy data and the individual experience of the Committee members. To date, the Corporate Governance Committee has decided not to engage a compensation consultant with respect to director compensation.

Cash Compensation

From January 1, 2009 to June 30, 2009, each non-employee director received an annual retainer of $10,000, paid quarterly in advance, and a fee of $2,500 for each meeting of the Board attended in person or $1,500 if attended telephonically. We paid an annual fee (paid quarterly in advance) to the Chairman of the Board ($4,000), and the chairs of the Audit ($6,000), the Compensation ($6,000), the Corporate Governance ($2,000) and the Strategic Technology Assessment ($2,000) Committees, and each director received a fee of $2,000 for each committee meeting attended, whether in person or telephonically. Effective July 1, 2009, each non-employee director receives an annual retainer of $20,000 (the retainer includes one Board meeting per quarter) paid quarterly in advance plus $5,000 for each committee on which a director serves paid quarterly in advance, and a fee of $1,500 for each meeting of the Board attended, whether in person or telephonically, which is paid monthly. We pay an annual fee, paid quarterly in advance, to the Chairman of the Board ($10,000), and the chairs of the Audit ($10,000), the Compensation ($7,500), the Corporate Governance ($5,000) and the Strategic Technology Assessment ($5,000) Committees, and each director receives a fee of $1,250 for each committee meeting attended, whether in person or telephonically, which is paid monthly. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Equity Compensation

Stock Options.  Each non-employee director, upon his or her first election to the Board, is granted an option for 5,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first election.

Restricted Stock Awards.  We currently grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election, which is the volume weighted average price on the date of grant. One-half of the shares are restricted against sale or transfer for a period of approximately one year from date of grant; the balance is restricted against sale or transfer for a period of approximately two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability or if, following a Change of Control, the non-employee director is removed from the Board or is not nominated to continue to serve as a director. The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), is asked to leave the Board by the Corporate Governance Committee for Cause or is not nominated by the Board to continue as a director other than following a Change of Control.

For purposes of the director restricted stock agreements, the following definitions apply:

“Cause” means a good faith determination by the Board that: a director has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board, including the Corporate Governance Guidelines, or willfully failed to attend to material duties or obligations of the director’s office (other than any such failure resulting from the director’s incapacity due to physical or mental illness), which the director has failed to correct within a reasonable period following written notice to the director; there has been an act by the director involving wrongful misconduct that has a demonstrably adverse affect on or material damage to us or our subsidiaries, or that constitutes a misappropriation of our assets; the director has engaged in an unauthorized disclosure of our confidential information; or the director has materially breached his or her obligations under the restricted stock agreement or in another agreement with us.

“Change of Control” means: our shareholders approve a merger or consolidation of us with any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership); or our shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity as “beneficial owner,” directly or indirectly, of securities representing 50% or more of the total voting power represented by our then-outstanding voting securities, except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; a majority of the Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Disability” means that, at the time a director’s employment is terminated, the director has been unable to perform the duties of the director’s position for a period of six consecutive months as a result of the director’s incapability due to physical or mental illness.

Stock Ownership Guidelines.  The Board has established the following stock ownership guidelines for non-employee directors:

•	By the end of the second full calendar year after the year in which the non-employee director first received restricted shares for his or her services on the Board, and as of the end of each calendar year thereafter, each non-employee director should hold a minimum number of shares of the Company’s common stock, as specified below;

•	The shares may be acquired in any transaction (such as, for example, through stock grants, market transactions or option exercises) but for this purpose shall exclude unvested restricted shares; and

•	The shares held by a director at the end of any relevant year should have a monetary value, based on the higher of (i) the total acquisition prices for all of such shares and (ii) the then fair market value for all of such shares (based on the closing market price as reported by Nasdaq for the last trading day of such year), that is at least equal to the total cash fees earned by the director for his or her services on the Board (including retainer and Board and Committee chair and attendance fees) for the second full calendar year preceding the year in which such determination is made.

Each director was in compliance with the foregoing stock ownership guidelines as of December 31, 2009.

Director Compensation for 2009

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2009, even if paid in 2010. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 35.

		Board and		Total Cash	Stock
	Annual	Committee	Meeting	Fees	Awards($)	Option
Name	Retainer($)	Chair Fees($)	Fees($)	Earned($)	(1)(2)	Awards(3)	Total($)

William C. Blake	$17,500	$3,500	$15,000	$36,000	$36,499	—	$72,499
John B. Jones, Jr.	$20,000	—	$24,750	$44,750	$42,499	$479	$87,728
Stephen C. Kiely	$20,000	$10,500	$26,750	$57,250	$46,498	$2,325	$106,073
Frank L. Lederman	$22,500	$6,750	$35,250	$64,500	$56,498	$1,000	$121,998
Sally G. Narodick	$17,500	—	$22,750	$40,250	$50,497	$—	$90,747
Daniel C. Regis	$20,000	$8,000	$33,250	$61,250	$66,497	$750	$128,497
Stephen C. Richards	$20,000	—	$30,500	$50,500	$56,498	$—	$106,998

(1)	Amounts in this column represent the fair value of the restricted stock awards granted on May 13, 2009 calculated by multiplying the fair market value of our common stock on the dates of grant by the number of shares awarded, disregarding any adjustments for estimated forfeitures. The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2009 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2009 and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2009:

		Stock
		Options
	Restricted	Outstanding	Restricted Stock
	Shares Granted in	December 31,	Awards Outstanding
	2009(A)	2009(B)	December 31, 2009

William C. Blake	9,720	5,000	12,347
John B. Jones, Jr.	11,318	—	14,744
Stephen C. Kiely	12,383	—	16,495
Frank L. Lederman	15,046	—	19,462
Sally G. Narodick	13,448	—	17,331
Daniel C. Regis	17,709	—	22,963
Stephen C. Richards	15,046	—	19,843

(A)	Pursuant to the policy described under “Equity Compensation — Restricted Stock Awards” above, on May 13, 2009, we granted to each non-employee director shares of restricted stock, half of which vest on May 8, 2010, and half of which vest on May 8, 2011.

(B)	All stock options shown are fully vested.

(3)	Amounts in this column reflect any amounts paid in cash to a director, in connection with the tender offer for certain stock options that we consummated in March 2009, in excess of the fair value, as of the date of surrender, of the eligible options surrendered by such director.

EXECUTIVE OFFICERS

The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed and qualified, and their respective ages as of April 5, 2010:

Name	Age	Position

Peter J. Ungaro	41	President and Chief Executive Officer
Brian C. Henry	53	Executive Vice President and Chief Financial Officer
Wayne J. Kugel	42	Senior Vice President Operations and Customer Support
Ian W. Miller	53	Senior Vice President Productivity Solutions Group and Marketing
Charles A. Morreale	48	Vice President Custom Engineering
Michael C. Piraino	42	Vice President, General Counsel and Corporate Secretary
Steven L. Scott	44	Senior Vice President and Chief Technology Officer
Margaret A. Williams	51	Senior Vice President Research & Development

Peter J. Ungaro has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005; he previously served as Senior Vice President responsible for sales, marketing and services from May 2004 and before then served as Vice President responsible for sales and marketing when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM since April 2003. Prior to that assignment, he was IBM’s Vice President, Worldwide HPC Sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. from Washington State University.

Brian C. Henry has served as Executive Vice President and Chief Financial Officer since joining us in May 2005. Mr. Henry previously served as Executive Vice President and Chief Financial Officer of Onyx Software Corporation, a full suite customer relationship management company, which he joined in 2001. He previously served from 1999 to 2001 as Executive Vice President and Chief Financial Officer of Lante Corporation, a public internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999 he was Chief Operating Officer, Information Management Group, of Convergys Corporation, which he helped spin-off from Cincinnati Bell Inc., a diversified service company where he served as Executive Vice President and Chief Financial Officer from 1993 to 1998. From 1983 to 1993 he was with Mentor Graphics Corporation in key financial management roles, serving as Chief Financial Officer from 1986 to 1993. Mr. Henry received a B.S. from Portland State University and an M.B.A. from Harvard University where he was a Baker Scholar.

Wayne J. Kugel serves as Senior Vice President Operations and Customer Support responsible for operations, customer service, enterprise risk management and product life cycle management. He joined us in 2001, and through 2005 he served as program director for the Red Storm supercomputer program and its commercial successor, the Cray XT3 system. He was named as Vice President responsible for operations in 2005 and promoted to Senior Vice President in early 2009. From 1995 through 2001, Mr. Kugel held various positions for IBM Business Intelligence, including serving as the leader of the worldwide Enterprise Customer Analytics group. From 1991 through 1995, he held a variety of information technology development and leadership roles for Carlson Marketing Group. Mr. Kugel received a B.A. from the University of Wisconsin, Eau Claire.

Ian W. Miller serves as Senior Vice President Productivity Solutions Group and Marketing responsible for worldwide marketing and Cray CX system sales. From February 2008 to January 2009, he headed our worldwide sales and marketing organizations. Prior to joining us, he served as Vice President of Sales for PolyServe Software, a unit of Hewlett-Packard, from May 2007, and for the five previous years as Vice President of Worldwide Sales for PolyServe Inc. PolyServe provides software that unifies many servers and storage devices to form a modular utility that acts and can be managed as a single entity. Prior to joining PolyServe in 2002, Mr. Miller spent three years as Vice President Sales at IBM responsible for its high-end xSeries servers and the two previous years as Vice President Asia Pacific and then as Vice President Global Marketing for Sequent Computer, before and after IBM’s acquisition of Sequent. From 1995 to 1997, he served as Senior Vice President Asia Pacific for Software AG, and

from 1978 through 1995 he held various sales and marketing positions in the United Kingdom and Asia for Unisys Corporation. Mr. Miller received a Bsc. in Economics from London University.

Charles A. Morreale serves as Vice President Custom Engineering responsible for custom engineering. He most recently served as our Vice President responsible for our central and field service and benchmarking organizations from April 2005 through January 2009. From March 2004, when he first joined us, until April 2005, he served as Director of Worldwide Sales Support. From 2001 to 2004, he was with IBM as an HPC Sales Executive responsible for worldwide HPC sales activities in the Life Sciences segment. From 1984 to 2001, he held a variety of positions at Cray Research, Inc. and Silicon Graphics, Inc., starting as a programmer analyst and ending as the Northeast Territory Sales Account Manager. He received a B.S. from The College of New Jersey.

Michael C. Piraino joined Cray in October 2009 as Vice President, General Counsel and Corporate Secretary. Prior to joining Cray, from October 2007 to September 2009, he served with the Seattle office of the law firm Fenwick & West LLP (and a predecessor firm), where his practice focused on corporate finance and securities. From October 2006 to June 2007, Mr. Piraino served with the Exbiblio family of companies in various positions, including Chief Executive Officer. From May 1999 to October 2006, he served with WatchGuard Technologies, Inc. in various roles, including Vice President, General Counsel and Secretary, and from October 1995 to May 1999 he served with the law firm Perkins Coie LLP. Mr. Piraino began his career as a propulsion engineer at The Boeing Company. He holds a B.S. in aeronautical and astronautical engineering from Purdue University and a J.D., magna cum laude, from the Seattle University School of Law.

Steven L. Scott has served as Senior Vice President since September 2005. He originally served as an employee, having joined Cray Research in 1992, through mid-July 2005, and rejoined us in September 2005. He was named as Chief Technology Officer in October 2004 and then again in September 2005. He is responsible for designing the integrated infrastructure that will drive our next generation of supercomputers. Prior to his appointment as Chief Technology Officer, Dr. Scott held a variety of technology leadership positions. He was formerly the chief architect of the Cray X1 system and was instrumental in the design of the Red Storm supercomputer system. Dr. Scott holds 22 U.S. patents in the areas of interconnection networks, cache coherence, synchronization mechanisms and scalable parallel architectures. Dr. Scott has served on numerous program committees and as an associate editor for the IEEE Transactions on Parallel and Distributed Systems, and is a noted expert in HPC architecture and interconnection networks. In 2005 he was the recipient of both the Seymour Cray Computing Award from the IEEE Computer Society and the Maurice Wilkes Award from the Association of Computing Machinery. He received a B.S. in electrical and computing engineering, an M.S. in computer science and Ph.D. in computer architecture, all from the University of Wisconsin where he was a Wisconsin Alumni Research Foundation and Hertz Foundation Fellow.

Margaret A. “Peg” Williams is Senior Vice President Research and Development responsible for our software and hardware research and development efforts, including our current and future products and projects. Dr. Williams joined us in May 2005. From 1997 through 2005, she held various positions with IBM, including Vice President of Database Technology and Director and then Vice President of HPC Software and AIX Development. She also led the user support team at the Maui High Performance Computing Center from 1993 through 1996. From 1987 through 1993, Dr. Williams held various positions in high performance computing software development at IBM. Dr. Williams holds a B.S. in mathematics and physics from Ursinus College and an M.S. in mathematics and a Ph.D. in applied mathematics from Lehigh University.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for our executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”) and our other senior officers.

In this discussion, we first provide an executive summary with highlights of the discussion that follows. Next, we cover our compensation philosophy and objectives. We then review the components of our compensation program and describe the process we follow in determining executive compensation. Finally, we present a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the Named Executive Officers for fiscal 2009.

Executive Summary

•	Philosophy and Objectives. We offer technology differentiated products and services that require a highly educated, specialized and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders.

•	Compensation Components and Purposes. The major elements of our compensation programs are:

•	Base Salaries — To provide a fixed compensation to attract and retain the best employees at all levels;

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical tactical, strategic and financial goals;

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive in the face of retention challenges;

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents; and

•	Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition.

•	The Executive Compensation Process. After reviewing our corporate goals, business plan and objectives for the year and analyses from independent compensation consultants, and in consultation with our Chief Executive Officer, when appropriate, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the “balanced scorecard” goals and objectives described below, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. For its 2009 compensation decisions, the Compensation Committee considered the Watson Wyatt Worldwide (now Towers Watson & Co.) analyses described below to frame the overall total compensation approach and general market competitiveness. The Compensation Committee, however, did not benchmark to a specified level of compensation in the surveys or the peer companies because it determined that the relevant data did not adequately reflect the roles, responsibilities and specialized expertise of the Named Executive Officers, including our Chief Executive Officer.

•	Analysis of 2009 Compensation Determinations.

•	Overview — Total Target Compensation — Given our operational and financial performance in 2008 and earlier and in light of the Towers Watson analysis and other factors described in this Proxy

Statement, the Compensation Committee, with respect to 2009 compensation for our Named Executive Officers:

•	Increased base salaries for four of our Named Executive Officers who had not received base salary increases for a number of years;

•	Did not change their respective target bonus awards (as a percentage of base salary) under the balanced scorecard component of our annual cash incentive plan from 2008 levels, which target awards have not been changed from 2006;

•	Continued an additional component of our annual cash incentive plan based on achieving at least $5 million of Adjusted Operating Income (as defined below); and

•	Granted long-term equity awards in the form of stock options and restricted stock to each Named Executive Officer.

•	Base Salary — For 2009, the Compensation Committee increased the base salary for four of the Named Executive Officers, effective April 1, 2009. Mr. Ungaro received the most significant increase, with his base annual salary increasing from $350,000 to $450,000, in recognition of his outstanding performance and his relatively low base salary, which had not been increased since 2005, even after his promotion to Chief Executive Officer. Mr. Henry, Dr. Williams and Dr. Scott were each given approximately 5% increases in annual base salary in recognition of their high performance reviews, the key roles they play within the Company and as they each also had not received an increase since joining us in 2005. Mr. Miller’s base salary was not increased as his salary was negotiated when he joined us in early 2008.

•	Annual Cash Incentive Compensation Plan — For 2009, the annual cash incentive plan for our senior officers, including all Named Executive Officers, utilized a balanced scorecard, which in turn was based on quantitative financial and qualitative operational goals, consistent with prior years. There was also the potential for an additional cash incentive payment for the Named Executive Officers and certain other senior officers if we achieved at least $5 million in Adjusted Operating Income for 2009. The Compensation Committee had the discretion to modify cash incentive awards under the plan notwithstanding the achievement of any stated goal (e.g., the Compensation Committee exercised its discretion to not award an additional cash incentive payment despite the achievement of more than $5 million in Adjusted Operating Income in 2009).

•	Long-Term Equity Awards — In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the date of grant). We also grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years (the actual vesting date is generally designed to occur during open trading window periods following publication of our quarterly and/or annual operating results). The value of the 2009 equity grants to the Named Executive Officers was in the range of approximately 34% to 45% of their respective total target compensation.

Philosophy and Objectives

We offer technology differentiated products and services that require a highly educated, specialized and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans and programs designed to attract, retain and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders. To assist in these efforts, our compensation program has the following objectives:

•	To provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with whom we compete for employees;

•	To encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase long-term shareholder value without encouraging unbalanced short-term focus or inappropriate risk taking, thus fostering an innovative, high-performance culture;

•	To align the interests of employees with the long-term interests of our shareholders; and

•	To provide a work environment that promotes integrity in all we do, innovation and excellence in execution, teamwork and respect for the individual.

Compensation Program Components and Purposes

We believe the components of our compensation program described below provide an appropriate mix of fixed and variable pay, balance incentives for short-term operational performance with long-term increases in shareholder value, reinforce an innovative, high-performance culture and encourage recruitment and retention of our employees and officers. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance. We review our compensation program periodically and make adjustments as needed or appropriate in order to meet our objectives. We have described below the principal components of our compensation program and the purpose of each component.

•	Base Salaries — To provide a fixed compensation to attract and retain the best employees at all levels

•	Base pay opportunities for all positions are determined based on appropriate competitive salary surveys and other reference points, internal responsibilities and ability to contribute to our success.

•	Individual base salary determinations also involve consideration of each employee’s experience, qualifications, performance and potential impact within our Company.

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical, tactical, strategic and financial goals

•	Consistent with competitive practices, virtually all employees should have a portion of targeted total compensation at risk, contingent on performance relative to corporate, team and individual objectives. Employees should share in rewards when mutual efforts contribute to outstanding overall results.

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide a significant retention incentive in the face of retention challenges

•	Key decision-makers and others who are critical to our long-term success should have a meaningful portion of their total compensation opportunity linked to our success in or progress towards meeting our long-term objectives and increasing shareholder value.

•	Significant retention incentives are necessary to retain a highly educated, specialized and sought-after workforce, particularly in competition with companies with significantly greater resources.

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents

•	We assist employees in meeting important needs such as retirement income, affordable health care, survivor income, disability income, time-off and other needs through company-sponsored programs that promote good health and financial security and provide employees with reasonable flexibility in meeting their individual needs.

•	Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage officers to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition

•	We provide continuation of compensation and benefits to certain officers if they are terminated without Cause or resign for Good Reason, as those terms are defined in our policies and agreements.

We do not provide to the Named Executive Officers or our other senior officers any deferred compensation or special retirement or pension plans or perquisites that are not available to our employees generally.

The Executive Compensation Process

Role and Authority of the Compensation Committee

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each individual who served on the Compensation Committee in 2009 and each current member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the IRC. During 2009, the Compensation Committee met in person or by telephone six times.

The Compensation Committee assists our Board in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. After reviewing our corporate goals, business plan and objectives for the year and our prior performance, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan, including the balanced scorecard goals and objectives, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Compensation Committee has the authority to determine the annual compensation for our senior officers, other than for the Chief Executive Officer. The Compensation Committee evaluates the performance of and recommends the compensation of our Chief Executive Officer to the full Board.

Role of the Chief Executive Officer and Management

The Compensation Committee confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our Human Resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Compensation Committee members obtain information regarding our tactical and strategic objectives, goals, operational and financial results, our annual financial plan and the outlook regarding our future performance. The Compensation Committee meets in executive session two times each year with Mr. Ungaro to review his performance and his evaluation of the performance of other senior officers and annually to review his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. Mr. Ungaro’s recommendations cover base salary, the structure of the annual cash incentive plan, including target awards and performance goals and objectives for each senior officer and the level and form of equity grants.

Role of Compensation Consultants

In August 2007, the Compensation Committee retained the compensation firm of Watson Wyatt Worldwide (now Towers Watson & Co.) to conduct a competitive review of our compensation programs for senior officers, to advise the Compensation Committee regarding a total compensation philosophy and provide continuing insight into and education on executive compensation trends and practices. The decision to retain a compensation consultant was in part in recognition that the market information obtained in connection with the prior officer hires was aging, and that the Compensation Committee could use an independent broad view of current compensation levels, practices and programs, particularly in the high-technology industry. Towers Watson completed its initial review and made its recommendations in November 2007 and these recommendations have been used by the Compensation Committee as a framework for its decisions regarding compensation for the Named Executive Officers and other senior officers for 2008 and 2009. In September 2009, Towers Watson was retained again by the Compensation Committee to update its review. It is expected that the Compensation Committee will utilize the results of this review when making compensation decisions in future periods, although this review did not influence 2009 compensation decisions. Towers Watson reports directly to the Compensation Committee, was not retained by our management prior to 2007 and has not since performed any tasks for our management.

In preparing its 2007 recommendations to the Compensation Committee, Towers Watson reviewed numerous sources of competitive data, particularly the 2006-2007 Watson Wyatt Data Services’ Top Management Report, the 2006/2007 Mercer Executive Compensation Survey and the 2007 Radford Executive Compensation Survey. In addition to these published surveys, Towers Watson also analyzed the compensation of named executives of 20 peer companies through their most recently filed proxy statements. The peer companies are high-technology companies with employee counts and revenue similar to ours. The peer companies Towers Watson used in 2007 were Adaptec, Inc., Datalink Corporation, Dot Hill Systems Corp., Electro Scientific Industries Inc., F5 Networks, Inc., FEI Company, Hypercom Corporation, Intevac Inc., Iomega Corporation, Isilon Systems, Inc., Lattice Semiconductor Corporation, Mercury Computer Systems, Inc., Overland Storage, Inc., Park Electochemical Corp., Presstek, Inc., Rackable Systems, Inc., Rimage Corporation, Silicon Graphics, Inc., Stec Inc. and TriQuint Semiconductor, Inc. While we have since updated the list of peer companies, the Compensation Committee did not use information from the updated peer companies in making its 2009 compensation decisions.

Benchmarking and Other Factors

For its 2009 compensation decisions, the Compensation Committee considered the 2007 Towers Watson recommendations to frame the overall total compensation approach and general market competitiveness. As in previous years, the Compensation Committee, in making specific decisions regarding each Named Executive Officer’s compensation, also considered Mr. Ungaro’s recommendations described above regarding our other senior officers and factors such as the internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels, their potential impact within our Company and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. Historically, we have had a relatively flat salary structure for our senior officers, with the significant differences in total compensation among the senior officers being reflected in short-term cash and long-term equity incentive awards. This approach helps us manage our fixed costs and yet provides the potential for higher compensation levels based on performance-dependent, short-term and long-term incentives.

As it uses the factors described above in setting compensation, the Compensation Committee did not benchmark to a specified level of compensation in the surveys or the peer companies. The Compensation Committee also recognized that competition for most of our Named Executive Officers, including Mr. Ungaro, generally comes from much larger companies with significantly greater resources, whether in the high-performance computing industry or other technology companies, for which directly comparable compensation information may not be publicly available. The Compensation Committee also believes that for technical and engineering positions, such as those held by Dr. Williams and Dr. Scott, there are less consistently defined positions across technology companies so that the survey and peer group compensation information is less directly applicable to them, and that each of these officers has significant high-performance computing experience and achievements and roles not reflected in general survey and peer group analyses. The Compensation Committee also supplemented the 2007 Towers Watson specific compensation information with its collective experience, judgment and trending assumptions to establish the 2009 compensation for the Named Executive Officers and other senior officers.

Analysis of 2009 Compensation Determinations

Overview — Total Target Compensation

The Compensation Committee adopted a total target compensation approach for our Named Executive Officers and other senior officers that framed its decisions covering:

•	Base salary;

•	Target awards under our annual cash incentive plan; and

•	Long-term equity grants of stock options and restricted stock.

Given our operational and financial performance in 2008 and earlier and in light of the 2007 Towers Watson analysis and other factors described in this Proxy Statement, the Compensation Committee, with respect to 2009 compensation for our Named Executive Officers:

•	Increased base salaries for four of our Named Executive Officers who had not received base salary increases for a number of years;

•	Did not change their respective target awards (as a percentage of base salary) under the balanced scorecard component of our annual cash incentive plan from 2008 levels, which target awards have not been changed from 2006;

•	Continued an additional component of our annual cash incentive plan based on achieving at least $5 million of Adjusted Operating Income (as defined below); and

•	Granted long-term equity awards in the form of stock options and restricted stock to each Named Executive Officer.

For the reasons described below in this section, these decisions resulted in 2009 target total compensation for each Named Executive Officer to be at levels above the benchmarking provided as part of the 2007 Towers Watson analysis, particularly for Dr. Scott and Mr. Miller. Dr. Scott’s total target compensation exceeded the Towers Watson analysis, which the Compensation Committee believed under-stated his technological experience, his recognized expertise and stature in the high-performance computing industry and his role with us, and reflected the limitations on survey and peer group information. Mr. Miller’s compensation was negotiated when he joined us in early 2008, and each component was above the 2007 Towers Watson recommended target levels, particularly the annual cash incentive plan targets and equity grants. The Compensation Committee considered these decisions appropriate given Mr. Miller’s experience and past performance in high-technology sales and marketing positions, his agreement to temporarily leave a senior sales position to head the new Productivity Solutions Group strategic initiative while continuing to lead our marketing group, and the Compensation Committee’s prior experience considering other potential sales candidates. Although Mr. Miller previously had the principal sales and marketing function, he did not receive a commission or override based on sales volumes, but instead received a high annual plan target award when compared to the other Named Executive Officers (other than Mr. Ungaro).

As a result of these decisions, approximately 60% to 66% of the total 2009 target compensation for our Named Executive Officers was performance-based and at risk, except for Mr. Ungaro, who had 80% of his total target compensation that was performance-based and at risk.

The Compensation Committee believes that the overall structure of the compensation for the Named Executive Officers is in furtherance of our compensation philosophy and objectives in providing, within our means and for our industry, competitive total target compensation with sufficient base salaries coupled with a significant proportion of the total target compensation based on performance and at risk, including a meaningful proportion that is equity-based, to align the officers’ interests with those of our shareholders and provide a strong retention and performance incentive.

Base Salary

Towers Watson concluded that the 2007 Radford Executive Compensation Survey had the most relevant information for its 2007 analysis of the base salaries for our Named Executive Officers. Based on Towers Watson’s advice, the Compensation Committee uses five consistently structured salary bands, with each band separated into seven segments, with positions in the range depending on experience, qualifications, performance and the particular impact the role can have within the Company. With Mr. Ungaro’s assistance, each executive officer (except for Mr. Ungaro himself) is assigned a position in that range. Following this review, the Compensation Committee determined that for 2008 compensation purposes each Named Executive Officer had a base salary that was substantially in the range suggested by the 2007 Towers Watson survey data, except that Mr. Ungaro’s base salary was significantly less than the suggested level for his experience, qualifications and performance, and Dr. Scott’s base salary exceeded the suggested level for his chief technology officer position.

For 2009, the Compensation Committee increased the base salary for four of the Named Executive Officers, effective April 1, 2009. Mr. Ungaro received the most significant increase, with his base annual salary increasing from $350,000 to $450,000. The Committee concluded that Mr. Ungaro’s performance as Chief Executive Officer has been outstanding — greatly improving the Company’s performance and outlook, attracting and maintaining excellent officer talent, achieving key strategic objectives in 2008, including starting three new strategic initiatives designed to grow revenue and help obtain consistent profitability and receiving very favorable feedback from his direct reports. The Committee also noted that Mr. Ungaro had not received a salary increase since 2005, even when appointed as Chief Executive Officer, and that the increased base salary was still below the level for Mr. Ungaro recommended by Towers Watson in 2007. Mr. Henry, Dr. Williams and Dr. Scott were each given approximately 5% increases in annual base salary in recognition of their high performance reviews and as they each also had not received an increase since joining us in 2005. Mr. Miller’s base salary was not increased as his salary was negotiated when he joined us in early 2008.

Annual Cash Incentive Compensation Plan

Our annual cash incentive plan is an important element of the compensation program for all of our employees, including the Named Executive Officers. This annual cash incentive plan provides performance-based cash incentives based on our performance and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical, tactical, strategic and financial goals. For 2009, the annual cash incentive plan for our senior officers, including all Named Executive Officers, was based on a balanced scorecard award plan which in turn was based on quantitative financial and qualitative operational goals, consistent with prior years, and included a potential additional payment for the Named Executive Officers and certain other senior officers of 25% of their respective target awards if we achieved at least $5 million in Adjusted Operating Income for 2009. These awards were payable only if the specified performance objectives were achieved. As a matter of retention, officers must in most circumstances continue to be employed by us when the awards are paid, generally in early March following the applicable year, in order to receive the cash payments.

In preparing its 2008 annual cash incentive plan compensation analysis for the Compensation Committee, Towers Watson determined a competitive range of total cash compensation, using the market base salary midpoint from its base salary review and an average of (a) the average target percentages from the three compensation surveys described above — Watson Wyatt Data Services, Mercer Executive Compensation and Radford Executive — and (b) a regression analysis of target incentives as a percent of base salary from the peer group companies. Using the 2008 incentive plan target award percentages against the new 2009 base salary levels, each Named Executive Officer, other than Mr. Henry, was above the level of Towers Watson’s 2007 total targeted cash compensation; when the additional potential award based on greater than $5 million in Adjusted Operating Income is considered, our total cash compensation targets were above the Towers Watson market compensation levels for each Named Executive Officer, particularly Mr. Ungaro, Dr. Williams and Dr. Scott. With respect to Mr. Ungaro, the Compensation Committee considered whether to decrease his incentive plan target award below 150% of base salary in light of the Committee’s decision to increase his base salary and to be more in line with the 2007 peer group awards. The Committee determined not to decrease his incentive plan target award as his current target award put Mr. Ungaro’s total compensation in the range that the Committee believed appropriate, as the Committee believed that comparisons with the peer group mean were not sufficient to determine appropriate compensation for our Chief Executive Officer, who must lead us in competition against much larger companies such as IBM and Hewlett-Packard, and as the Committee rated Mr. Ungaro’s performance significantly higher than the peer group mean. Further, the Committee wanted a greater proportion of Mr. Ungaro’s compensation to be at risk and based on performance, thus emphasizing the incentive nature of his compensation, and the Committee further believed that the incentive plan targets contained rigorous thresholds that must be met before the target awards could be earned, which thresholds had prevented incentive plans awards being paid in previous years.

The Committee considered the target awards for Dr. Williams and Dr. Scott were each appropriate, given their significant high-performance computing experience, achievements and roles, which were not well reflected in the general survey and peer group analysis, as well as noting the incentive plan’s high thresholds before payment of any incentive plan award. As stated above, Mr. Miller did not receive a commission or override incentive based on sales volumes when he joined us, and in lieu he received the second highest target award under the annual cash incentive plan.

Balanced Scorecard Awards

The following table shows the 2009 target award amount for each Named Executive Officer under the balanced scorecard component of our annual cash incentive plan followed by a description of each balanced scorecard goal for Named Executive Officers and other senior officers:

		Target Award As
Executive Officers	Title	% of Base Salary

Peter J. Ungaro	President and Chief Executive Officer	150%
Brian C. Henry	Executive Vice President and Chief Financial Officer	60%
Margaret A. Williams	Senior Vice President Research and Development	60%
Steven L. Scott	Senior Vice President and Chief Technology Officer	50%
Ian W. Miller	Senior Vice President Productivity Solutions Group and Marketing	100%

General Conditions.  The minimum percentage achievement for each balanced scorecard goal was 25% (at the “Threshold” target — below the Threshold target achievement was set at 0%) and the maximum was 150% (at the “Stretch” target). Subject to the caps described below, the achievement for each balanced scorecard goal was added based on the weighting of that particular goal for the individual to determine an overall balanced scorecard percentage payout. Without achieving a positive Adjusted Operating Income, the maximum aggregate balanced scorecard percentage payout was capped at 12.5%. The maximum aggregate balanced scorecard percentage payout was also capped at 50% above the Adjusted Operating Income percent achievement (for example, if the Adjusted Operating Income percent achievement was 50%, overall balanced scorecard percentage payouts would be capped at 75% regardless of achievement against other goals). Finally, the maximum aggregate balanced scorecard percentage payout was capped at 100% unless we achieved at least $260 million in Product and Custom Engineering Bookings, as defined below, in 2009 in order to emphasize the need for revenue over a term longer than 2009 and to replace the revenue anticipated to be recognized in 2009.

Balanced Scorecard Goals.  In setting 2009 performance goals for the annual cash incentive plan, the Compensation Committee set performance goals weighted differently for each Named Executive Officer, depending on their areas of responsibility and the factors on which they have the most influence. Each Named Executive Officer had one or more of the following quantitative financial goals for 2009 as set out in the following table. If actual results fell between the specified points in the table but above the Threshold target, a resulting percentage could, at the discretion of the Compensation Committee, be interpolated (for example, if 2009 Product and Custom Engineering Bookings were $205 million, that component could have been weighted at 45%, and if they were $280 million, that component could be weighted at 125%). All dollar figures are in millions.

	Threshold		Target	Stretch
Measurement	(25%)	(65%)	(100%)	(150%)

2009 Product and Custom Engineering Bookings	$180	$230	$260	$300
2009 Revenue from Strategic Initiatives	$ 30	$ 41	$ 50	$ 70
Adjusted Operating Income	$ 5	$ 13	$ 20	$ 30
Leadership Goals	Meets Some Expectations	Meets Expectations	Fully Meets / Sometimes Exceeds Expectations	Exceeds Expectations

The Compensation Committee selected the foregoing financial measurement factors for the following reasons:

•	Product and Custom Engineering Bookings (defined as firm contracts for new product sales and Custom Engineering contracts expected to be recognized as revenue within 24 months of contract and which had not been included in prior year’s bookings) to emphasize the need to secure revenue over a term longer than one year. In prior years, this factor considered only product bookings and for 2009 this factor emphasized the importance of the Custom Engineering strategic initiative to our performance in 2009 and subsequent years.

•	2009 Revenue from Strategic Initiatives to emphasize the importance of all three new strategic initiatives — Custom Engineering services and sales of the Cray CX and XTm systems — to our 2009 overall financial performance, as well as its importance in diversifying our revenue base to include additional revenue derived from outside our core market, which the Compensation Committee believes has long-term strategic value.

•	Adjusted Operating Income (defined as our reported operating income after adding back the following non-cash, except for incentive plan payments which are not “non-cash” charges to the extent occurring in the year: stock compensation; annual cash incentive plan payments; executive retention costs; certain changes to accounting standards; restructuring charges; and impairment costs) to reward both controlling expenses and increasing gross profit contributions toward our goal of sustained profitability.

In addition, the Named Executive Officers responsible for technical areas had similar quantitative financial goals and qualitative product development and marketing goals for the year, weighted as appropriate for their respective areas of responsibility, and each Named Executive Officer had qualitative leadership goals.

Individual Balanced Scorecards.  The 2009 scorecards for each Named Executive Officer are described below:

Peter J. Ungaro — As our President and Chief Executive Officer, Mr. Ungaro’s scorecard was based on our overall financial performance and most heavily weighted on Adjusted Operating Income, with weightings of 20% for Product and Custom Engineering Bookings, 20% for revenue from strategic initiatives, 35% for Adjusted Operating Income, and 25% for leadership goals. Mr. Ungaro’s leadership category included strategy development and execution goals, which included building our Custom Engineering business, improving our long-term business model and overall market competitiveness, growing our market share, retiring our convertible notes while maintaining a healthy financial position, SEC/Sarbanes-Oxley compliance and achieving specific product development goals.

Brian C. Henry — As our Executive Vice President, Chief Financial Officer and head of our IT group, Mr. Henry’s scorecard was based on our overall financial performance and was evenly weighted across categories, with weightings of 25% for Product and Custom Engineering Bookings, 25% for revenue from strategic initiatives, 25% for Adjusted Operating Income, and 25% for leadership goals. Mr. Henry’s leadership goals included goals relating to cash management, improving our long-term business model and our overall competitiveness, retiring our convertible notes while maintaining a healthy financial position, capital expenditures levels, SEC/Sarbanes-Oxley compliance, succession planning within the finance department, finance and IT department budget management, improving monthly financial reporting and specific IT process enhancements.

Margaret A. Williams — As our Senior Vice President responsible for research and development, Dr. Williams’ scorecard was weighted 60% for specific product development achievements and engineering budget management, 25% on Adjusted Operating Income and 15% for leadership goals. Dr. Williams’ leadership goals included advancing succession planning for key positions within the research and development group, improving product quality and reliability, planning, designing and implementing specific development goals, obtaining approval of specific Defense Advanced Research Projects Agency (“DARPA”) High Productivity Computing Systems (“HPCS”) program milestones, successful implementation of improved processes and methodologies across the research and development group and developing an integrated plan and priorities for Cray XT hardware and software development.

Steven L. Scott — As Senior Vice President and our Chief Technology Officer, Dr. Scott’s scorecard was weighted across several factors, with 25% for Product and Custom Engineering Bookings, 20% for revenue from strategic initiatives, 30% for Adjusted Operating Income, and 25% for leadership goals. Dr. Scott’s leadership goals included defining our long-term product roadmap, supporting our Custom Engineering unit in winning new business, providing technical leadership to our Cascade program and the DARPA HPCS project, managing our principal engineer program and corporate architecture team and using the team to assist in key technical directions, working with our government programs office to obtain increased governmental research and development support, supporting Dr. Williams in achieving budget and development targets and adding software-focused expertise to the Chief Technology office.

Ian W. Miller — As Senior Vice President responsible for our Productivity Solutions Group and Marketing, Mr. Miller’s scorecard was most heavily weighted to specific sales and marketing goals, with 30% for Cray CX1 system revenue, 30% for Adjusted Operating Income, and 40% for other specific Productivity Solutions Group and marketing goals. Mr. Miller’s Productivity Solutions Group and marketing goals included advancing succession planning and building management skills within both groups, completing recruitment of the Productivity Solutions Group team, recruiting resellers for the Cray CX1 system, motivating and training the sales channel, considering extensions to the product line, achieving Cray CX1 gross margin goals, managing the Productivity Solutions Group and marketing budgets, managing our principal marketing programs and trade shows, supporting other business efforts, continuing to deepen the marketing relationship with certain partners and developing programs to build the Cray brand.

For 2009, the percentage achievement for each of the Adjusted Operating Income, Product and Custom Engineering Bookings and 2009 Revenue from Strategic Initiatives goals was 65% without the benefit of interpolation. The Compensation Committee has the right to adjust the formula incentive award for each officer based on their judgment as to the officer’s individual performance. No 2009 awards to officers were adjusted for individual performance.

Award Based on Adjusted Operating Income

The Named Executive Officers and other senior officers were eligible to receive an additional cash payment equal to 25% of their respective target awards if our Adjusted Operating Income for 2009 was at least $5 million. Although our 2009 Adjusted Operating Income exceeded the $5 million target, Mr. Ungaro recommended to the Compensation Committee that, as we did not report positive net income and as the Named Executive Officers and other senior officers would have otherwise received incentive compensation at higher levels than our other employees, no payments be made to the Named Executive Officers and other senior officers pursuant to this award and no such payments were made for 2009.

For more information about the 2009 awards and cash payments under the annual cash incentive plan to the Named Executive Officers, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table under “Compensation Tables” below.

Difficulty of Performance and Net Income Targets

We believe that the Compensation Committee and the Board have historically set performance targets for our annual cash incentive plan that are achievable, but require significant effort to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. In the past nine years, we paid no cash incentive awards for 2001, 2004, 2005 or 2007, paid at-target awards for 2006, paid above-target awards for 2002, 2003 and 2008 and paid below-target awards for 2009.

Long-Term Equity Awards

We grant stock options and restricted stock for certain new hires, principally for senior manager and officer positions and generally on an annual basis as part of the total target compensation plan for the Named Executive Officers and other senior officers. In accordance with our compensation philosophy and objectives described above, these grants are designed to:

•	Align the interest of recipients with our shareholders;

•	Motivate and reward recipients to increase shareholder value over the long-term;

•	Provide a significant proportion of their total target compensation at risk subject to future performance; and

•	Provide a retention incentive.

As noted earlier, in the past several years we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Compensation Committee has emphasized the retention nature of equity awards to keep our senior management team in place. For this reason and due to the difficulty in designing appropriate performance criteria that remained operative over several years, the Compensation Committee considered but did not add specific performance criteria to any of the 2009 equity grants. The Compensation Committee has undertaken to continue to review whether to add performance criteria to at least part of future equity grants.

In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the date of grant). As financial gain from stock options depends on increases in the market price for our common stock after the date of grant, we believe option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each option can fall to zero if the market price for the underlying common stock falls below the exercise price.

We grant restricted stock with vesting dependent on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years (the actual vesting date is generally designed to occur during open trading window periods following publication of our quarterly and/or annual operating results). Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholders and, with a longer-term vesting schedule, to provide a significant long-term retention incentive.

In preparing its 2007 recommendations to the Compensation Committee for long-term equity compensation, Towers Watson determined a competitive range of total compensation, using the market base salary midpoint from its base salary review and an average of (a) the average target percentages from the three compensation surveys described above, and (b) a regression analysis of target incentives as a percent of base salary from the peer group companies, with the difference between the target total compensation and target total cash compensation (combining base salary and target annual cash incentive awards) resulting in a suggested value for long-term compensation. Towers Watson suggested using valuation methods analogous to the expensing of these awards for financial reporting purposes to determine the number of options and restricted shares to grant.

The Compensation Committee believes that, under Mr. Ungaro’s leadership, we have made great strides in a very competitive market and in difficult times, and that he has built a strong management team. When considering, however, the need to reserve shares for adequate equity grants for new hires in 2009 and 2010, for directors pursuant to the director compensation plan for those years and for equity grants to senior managers and officers in 2010, the Compensation Committee found that the size of the 2009 individual grants could be constrained by the number of options and restricted shares then available for grant under our option and equity incentive plans, even in light of the stock option repurchase program discussed below (see “Stock Option Repurchase Program” below). For this reason, the Compensation Committee recommended the adoption of the 2009 Long-Term Equity Compensation Plan, which the Board approved and the shareholders adopted at the May 2009 Annual Meeting. Other factors considered by the Compensation Committee in making 2009 individual equity grants involved considerations of the contribution the officer has made to our overall performance, the officer’s potential performance and contribution and retirement plans, the current stock ownership of the officer, the extent and frequency of prior option grants and restricted stock awards, the officer’s unvested stock option and restricted stock position and the remaining duration of the outstanding options. The value of the 2009 equity grants to the Named Executive Officers was in the range of approximately 34% to 45% of their respective total target compensation, and thus in furtherance of our compensation philosophy and objectives described above.

As explained above, the Compensation Committee has not used any one factor in its equity grant determinations nor set a specific burn or use rate, although the Compensation Committee generally expects that the pool of options and restricted stock should be available for grants for at least the next two to three years. See “Guidelines for Granting Equity Compensation” below.

For information regarding equity grants in 2009 and in prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.

Stock Option Repurchase Program.

In early 2009, the Compensation Committee reviewed our use of equity incentives and noted that a large number of issued stock options were no longer serving as effective incentive or retention tools, yet were being recorded as compensation expense by us and contributing to our potential employee equity “overhang.” In February 2009, the Compensation Committee recommended to the Board, and the Board subsequently approved, a stock option repurchase program, under which our directors and employees would be offered the opportunity to exchange eligible out-of-the-money stock options for cash. Under the program, outstanding stock options with an exercise price greater than $8.00 that were granted after January 1, 2000 and on or before April 20, 2007 were eligible to participate. The cash amount we paid for each eligible option that was tendered to us for repurchase ranged from $0.10 to $0.801. The Compensation Committee concluded that our executive officers should be eligible to participate in the stock option repurchase program to reduce the total number of potential shares directed toward employee incentive programs at virtually no expected additional compensation expense to us for accounting purposes.

A total of 363 employees participated in the stock option repurchase program, including four of our Named Executive Officers (Mr. Ungaro, Mr. Henry, Dr. Williams and Dr. Scott), and our non-employee directors other than Mr. Blake, on the same basis as all other option holders. In the aggregate, we made cash payments in the amount of $668,700 in connection with the repurchase of 1,843,474 stock options pursuant to the stock option repurchase program.

Severance Policy and Change of Control Agreements

We have adopted an executive severance policy and entered into certain change of control agreements, titled management retention agreements, designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes and to ensure that the officers evaluate any potential acquisition situations impartially without concern for how they may be personally affected. We believe that these plans are important competitive considerations, as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. The basic terms of the executive severance policy and the management retention agreements were first established a number of years ago and have not been changed substantively since their commencement in order to provide consistency for all covered officers, except for changes negotiated from time to time in connection with hiring new individual executive officers. In late 2008, we adopted a new executive severance policy and entered into new management retention agreements designed to comply with Section 409A of the IRC, although we maintained the basic structure of the previous policy and agreements to provide continuity.

Executive Severance Policy.  In October 2002, our Board adopted an Executive Severance Policy that covered our then senior executive officers. As described above, we updated the Executive Severance Policy in late 2008 in order to comply with Section 409A of the IRC. If officers are terminated without Cause or resign for Good Reason, as those terms are defined in the Policy, the officers receive for certain periods, ranging from six to 12 months, depending on their office and how long they have served as officers, continuation of base salary, health and term life insurance benefits, an extended time to exercise vested options and outplacement services. Mr. Ungaro and Mr. Henry also receive their base salary and full target incentive award in accordance with our previous agreements with each of them, which were negotiated in 2005 when Mr. Ungaro was named our President and Mr. Henry first joined us, and the other covered officers could receive part or all of their respective target cash incentive awards for the year in which their employment terminates. To receive these benefits, the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. The payment of a portion or all of the severance payments may be delayed to after six months following termination of employment, as required by Section 409A of the IRC. For officers who are not parties to the management retention agreements discussed below, the Policy provides benefits following a Change of Control if they are terminated without Cause or terminate for Good Reason, as such terms are defined in the Policy, within 24 months of the Change of Control. Our obligations under the Policy are unfunded, and our Board has the express right to modify or terminate the Policy at any time prior to a Potential Change of Control or Change of Control, as those terms are defined in the Policy, or prior to delivery of a notice of termination of employment for a covered officer.

Management Retention Agreements.  We previously entered into change of control agreements with each of the Named Executive Officers and certain other senior officers. In late 2008 we entered into new management retention agreements with our senior officers, including each Named Executive Officer, which modified the earlier agreements to comply with Section 409A of the IRC. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control; and, second, within 24 months after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. If the agreements apply, the officer is to receive a lump sum payment equal to two times the officer’s annual compensation (base salary plus annual cash incentive plan award at target), payment of the COBRA costs for medical benefits for 18 months, reimbursement of the cost of term life insurance for 24 months, the acceleration of vesting of all stock options and 12 months to exercise all options after termination or, if earlier, until the options expire, and outplacement services. If there is a dispute as to whether “Cause” or “Good Reason” exists, the officer remains an employee until the dispute is settled, with the Company having the election to have the officer continue to work or be placed on paid leave. All or a part of certain payments may be delayed to after six months following termination of employment, as required by Section 409A of the IRC. In these prior agreements, we provided for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed that tax gross-up payments were appropriate so that the recipient receives the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and as the payment would be limited to two times annual compensation and benefits, rather than the higher levels generally permitted by IRC before the excise tax is imposed.

In addition, the agreements with Mr. Ungaro and Mr. Henry each provide that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current positions with a publicly-held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to their respective positions, if any, with the new controlling entity.

Stock Option Plans and Restricted Stock Agreements.  Our stock option plans and restricted stock agreements provide that if the Company is sold and the existing options and restricted stock are not continued or assumed by the successor entity, then each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the options would terminate upon the sale becoming effective, and the restricted stock would vest in full. We believe that acceleration of vesting of options and restricted stock is appropriate when the options and restricted stock grants are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.

The Executive Severance Policy, the Management Retention Agreements and the stock option plans and restricted stock agreements are described in more detail under “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table” below.

Retirement Plans

Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, and may sell, but may not direct the purchase of, shares of our common stock. We match 25% of participant contributions, with half of the match paid in shares of common stock on a quarterly basis during the year and the balance paid after year-end in cash and/or shares of common stock, as the Board decides. In recent years the final matching contribution has been made in shares of our common stock.

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our Named Executive Officers or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the IRC other than the Cray 401(k) Plan.

Additional Benefits and Perquisites

We have health and welfare plans available on a non-discriminatory basis to all employees in the United States designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We provide these benefits to the Named Executive Officers and other senior officers on the same terms and conditions as provided to all other eligible employees:

•	Group health insurance and dental and vision benefits;

•	Life insurance, up to a maximum of $500,000;

•	Employee Stock Purchase Plan qualified under Section 423 of the IRC;

•	Long-term care;

•	Short-term and long-term disability insurance;

•	Supplemental income protection;

•	Flexible spending accounts for health care and dependent care; and

•	An employee assistance plan and travel assistance.

We do not provide perquisites for the Named Executive Officers or other senior officers that are not available on the same terms to our employees generally.

Stock Ownership Guidelines

We have not implemented formal stock ownership guidelines for our officers. We expect that our executive officers will discuss potential sales of our common stock with our Chief Executive Officer. The Compensation Committee and the Board believe that stock ownership further aligns the interests of our officers with our shareholders and we review their ownership regularly. We also continue to review our practice of utilizing informal guidelines to manage officer stock ownership.

Guidelines for Granting Equity Compensation

In 2005 and 2006, the Compensation Committee made decisions regarding base salaries and annual cash incentive awards in the spring of each year and decisions regarding annual equity grants in December. In 2007, the Compensation Committee decided to make all awards to senior officers in the spring concurrent with compensation decisions for all employees in order to have a more cohesive approach to total compensation for each senior officer, and for that reason the Compensation Committee made no general equity grants to senior executive officers in 2007. In each of 2008 and 2009, the general equity grants were made in May. While the Compensation Committee expects to complete the senior officer compensation awards, including equity grants in May 2010, the 2010 awards have not yet been made. The Compensation Committee approves new-hire equity grants for vice presidents and has established guidelines for equity grants of new hires below that rank to be approved by the Chief Executive Officer pursuant to those guidelines. New-hire grants for awards approved by the Chief Executive Officer are effective on the seventh day of the month following the month the employee commenced employment with us, or, if later, following the month during which the Chief Executive Officer formally approves the grant, and the exercise prices for stock option grants are set at the closing price for our common stock on the trading day immediately prior to the effective date of grant.

Under our option plans, we may not grant stock options at a discount to the fair market value of our common stock or, except under certain older plans, reduce the exercise price of outstanding options except in the case of a stock split or other recapitalization events. We do not grant stock options with a so-called “reload” feature, and we do not loan funds to employees to enable them to exercise stock options.

Securities Trading Policies

Our securities trading policies state that directors, officers and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Our policies restrict trading in our common stock by directors, officers and certain specified employees to open window periods following the release of our quarterly and annual financial results, except for trades pursuant to approved Rule 10b5-1 plans.

Tax Deductibility

Section 162(m) of the IRC limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the IRC. Our stock options generally qualify as “performance-based” compensation and, except for incentive stock options, may result in a deduction for us at the time of exercise. Payments to our Chief Executive Officer and certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee is responsible for overseeing the Company’s compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other senior officers and the administration of our equity compensation plans. As set forth in the Compensation Committee’s charter, which can be found at: www.cray.com under “Investors — Corporate Governance,” the Compensation Committee acts only in an oversight capacity, and relies on the work and assurances of management and outside advisers that the Compensation Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2009.

The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. In 2007, the Compensation Committee retained Watson Wyatt Worldwide (now Towers Watson & Co.), a leading executive compensation consultant, to advise the Compensation Committee. Towers Watson personnel conducted an in-depth review of the then current compensation practices, including interviews with a number of managers at the Company, and then reported its findings to the Compensation Committee in a series of meetings, some with management and some in executive sessions. The results of that collaboration, which formed the basis in many respects for the 2009 executive compensation decisions, are described in the foregoing Compensation Discussion and Analysis. In September 2009, after the Compensation Committee had made its 2009 compensation decisions, Towers Watson was retained again by the Compensation Committee to update its review. It is expected that the Compensation Committee will utilize the results of this review when making compensation decisions in future periods, although this review did not influence 2009 compensation decisions.

A second focus area of the Compensation Committee has been the structure and strength of the Company’s senior management team. Most of the Company’s current management team was hired in 2005, when Mr. Ungaro became President, or more recently, including key hires and promotions in 2008 and 2009. The Compensation Committee meets twice a year with Mr. Ungaro to review his performance as our Chief Executive Officer and to obtain his assessment of the strengths and weaknesses of the management team. The Compensation Committee believes that under Mr. Ungaro’s leadership the Company has made great strides in a very competitive market and in difficult times. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at the Company. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees and efforts to improve the officers’ management and leadership skills within a relatively new and thin management group. Another aspect, as is reflected in the Towers Watson compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries, as discussed in the foregoing Compensation Discussion and Analysis.

The Compensation Committee also: approves the compensation of new vice-presidents as they are hired, including base salary, annual cash incentive targets, equity grants and hiring bonuses, if any; determines the policy for awarding stock options and/or restricted stock grants to other new hires; works with the Board in overseeing the Cray 401(k) Plan; periodically reviews the Company’s staffing, including open positions and turnover; receives reports on the Company’s health and safety records and any equal employment opportunity claims, investigations and reports; and considers the Company’s medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective.

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Frank L. Lederman, Chair
John B. Jones, Jr.
Stephen C. Kiely
Stephen C. Richards

Compensation Tables

The tables on the following pages describe, with respect to our Named Executive Officers, the 2009, 2008 and 2007 salaries, bonuses, incentive awards and other compensation reportable under SEC rules, plan-based awards granted in 2009, values of outstanding equity awards as of year-end 2009, exercises of stock options and vesting of restricted stock awards in 2009, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation for the indicated years of our Chief Executive Officer, our Chief Financial Officer and our three highest paid other executive officers for the year ended December 31, 2009.

Summary Compensation Table 2009

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total(7)

Peter J. Ungaro	2009	$440,385	—	$563,250	$347,275	$440,000	$4,651	$1,795,561
President and Chief	2008	$350,000	—	$589,869	$285,600	$853,125	$4,415	$2,083,009
Executive Officer	2007	$350,000	$437,500	—	—	—	$4,361	$791,861
Brian C. Henry	2009	$349,038	—	$300,400	$177,278	$132,600	$6,728	$966,044
Chief Financial Officer and	2008	$325,000	—	$294,935	$160,650	$302,250	$6,367	$1,089,202
Executive Vice President	2007	$325,000	$260,000	—	—	—	$5,758	$590,758
Margaret A. Williams	2009	$323,077	—	$281,625	$166,328	$139,400	$6,728	$917,158
Senior Vice President	2008	$300,000	—	$249,055	$135,660	$253,800	$6,367	$944,882
Research and Development	2007	$300,000	$240,000	—	—	—	$4,560	$544,560
Steven L. Scott	2009	$323,077	$750	$225,300	$134,417	$102,400	$4,651	$790,595
Senior Vice President and	2008	$300,000	$500	$235,948	$128,520	$225,000	$4,415	$894,383
Chief Technology Officer	2007	$300,000	—	—	—	—	$21,238	$321,238
Ian W. Miller(1)	2009	$270,000	—	$168,975	$98,550	$118,300	$6,728	$662,553
Senior Vice President	2008	$230,000	$100,000	$264,020	$142,000	$288,493	$6,140	$1,030,653
Productivity Solutions Group and Marketing

(1)	Mr. Miller joined us in February 2008. His 2008 salary represents a partial-year employment.

(2)	The amounts shown for 2008 and 2009 in this column for Dr. Scott reflect payments for issuances of patents. The amount shown for 2008 for Mr. Miller reflects a one-time hiring bonus in connection with joining us in February 2008.

(3)	With the exception of ignoring the affect of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock awards for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2009, 2008 or 2007. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, for a description of the valuation of these restricted stock awards. The amount any Named Executive Officer realizes, if any, from these restricted stock awards will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)	With the exception of ignoring the affect of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of stock option awards for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during fiscal years 2009, 2008 or 2007. The value as of the grant date for stock option awards is recognized over the number of days of service required for the grant to become vested. For fiscal 2009, these amounts also include any amounts paid in cash to a Named Executive Officer, in connection with the tender offer for certain stock options that we consummated in March 2009, in excess of the fair value, as of the date of surrender, of the eligible options surrendered by such Named Executive Officer.

See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, for a description of the valuation of these stock options, including key assumptions under the Black-Scholes pricing model; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There is no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(5)	The information in this column reflects payments to the Named Executive Officers under our annual cash incentive plan for the indicated year. Payments for our 2009 annual cash incentive plan were paid in March 2010. See the “Grants of Plan-Based Awards” table below and “Analysis of 2009 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2009 annual cash incentive plan, including the conditions to payments of awards.

(6)	“All Other Compensation” for 2009 includes premiums for group term life insurance policies and matching contributions under the Cray 401(k) Plan, as follows:

	Group Term	Cray 401(k) Plan
Officer	Life Insurance	Match

Peter J. Ungaro	$540	$4,111
Brian C. Henry	$1,242	$5,486
Margaret A. Williams	$1,242	$5,486
Steven L. Scott	$540	$4,111
Ian W. Miller	$1,242	$5,486

(7)	The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officers but rather amounts reflecting the grant date fair value of restricted stock awards and options held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

Grants of Plan-Based Awards in 2009

The following table sets forth certain information with respect to the potential cash incentive awards and the equity awards for the year ended December 31, 2009, to the Named Executive Officers. See “Analysis of 2009 Compensation Determinations — Annual Cash Incentive Compensation Plan” and “— Long-Term Equity Awards” in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

							Exercise
						All	Price
					All	Other	of
		Estimated Possible Payouts			Other	Option	Option
		Under Non-Equity			Stock	Awards	Awards	Grant Date Fair
	Grant	Incentive Plan Awards(1)			Awards	(underlying	($ per	Value(4)
Name	Date	Threshold	Target	Maximum	(shares)(2)	shares)(2)	share)(3)	Stock	Options

Peter J. Ungaro	5/13/09	—	—	—	150,000	150,000	$3.74	$563,250	$328,500
	—	$84,375	$843,750	$1,181,250	—	—	—	—	—
Brian C. Henry	5/13/09	—	—	—	80,000	80,000	$3.74	$300,400	$175,200
	—	$25,500	$255,000	$357,000	—	—	—
Margaret A. Williams	5/13/09	—	—	—	75,000	75,000	$3.74	$281,625	$164,250
	—	$23,625	$236,250	$330,750	—	—	—	—	—
Steven L. Scott	5/13/09	—	—	—	60,000	60,000	$3.74	$225,300	$131,400
	—	$19,688	$196,875	$275,625	—	—	—	—	—
Ian W. Miller	5/13/09	—	—	—	45,000	45,000	$3.74	$168,975	$98,550
	—	$32,500	$325,000	$455,000	—	—	—	—	—

(1)	The threshold payout level represents the minimum aggregate balanced scorecard percentage payout that would result from achieving at least the Threshold level (as defined in our annual cash incentive compensation plan for 2009) on certain components without achieving a positive Adjusted Operating Income, which would result in the aggregate balanced scorecard being capped at 12.5%. The target and maximum payout levels represent, respectively, the Target level (100%) and Stretch level (150%) (as defined in our annual cash incentive compensation plan for 2009). Each of the target and maximum payout levels include an additional payout of 25% of the target award based on achieving greater than $5 million in Adjusted Operating Income. We paid below-target levels to each of the Named Executive Officers for 2009, as is reflected in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. Although our 2009 Adjusted Operating Income exceeded the $5 million target, Mr. Ungaro recommended to the Compensation Committee that, as we did not report positive net income and as the Named Executive Officers and other senior officers would have otherwise received incentive compensation at higher levels than our other employees, no additional 25% payment be made to the Named Executive Officers and other senior officers pursuant to this award and no such payments were made for 2009. Additional information regarding the annual cash incentive plan for 2009 is included under “Analysis of 2009 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	Reflects the number of restricted stock awards to each Named Executive Officer on May 13, 2009, pursuant to our shareholder-approved equity incentive plans. Half of the restricted stock awards granted to each of the Named Executive Officer vest on May 15, 2011, and the remaining half vest on May 15, 2013. Restricted stock awards are forfeitable upon certain events and also vest in full upon the death or Disability of the recipient and upon certain other events. Twenty-five percent of the stock options granted on May 13, 2009 to the Named Executive Officers vest on May 13, 2010, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on May 13, 2013. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2009 Compensation Determinations — Long-Term Equity Awards” and “Severance Policy and Change of Control Agreements — Stock Option Plans and Restricted Stock Agreements” in the Compensation Discussion and Analysis above.

(3)	Reflects 100% of the fair market value of our common stock on May 13, 2009, the grant date. In determining the grant date fair market value, we use the most recent closing price for our common stock prior to the applicable Committee or Board meeting at which the grants are to be approved. If the meetings are held in the morning, then we use the closing price on the immediately preceding trading date. If the meetings are held after 1:00 p.m. Pacific time on a trading day, we use the closing price on the date of the meeting. The exercise price of $3.74 per share represents the closing price on May 13, 2009.

(4)	The grant date fair value of the restricted stock awards and stock option grants represents our total projected expense for financial reporting purposes of those awards and grants. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, for a description of the valuation of these restricted stock awards and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. There is no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted shares or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

Outstanding Equity Awards on December 31, 2009

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009, held by our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
					Number of		Market Value
	Number of Shares		Option		Shares That		of Shares
	Underlying Unexercised Options		Exercise Price	Option	Have Not		That Have
Name	Exercisable(1)	Unexercisable(2)	($ per share)(3)	Expiration Date	Vested		Not Vested(8)
Peter J. Ungaro	31,666	48,334	$6.63	5/16/18	31,575	(4)	$202,712
	—	150,000	$3.74	5/13/19	90,000	(5)	$577,800
					150,000	(6)	$963,000
Brian C. Henry	124,999	—	$5.92	5/23/15	17,375	(4)	$111,548
	17,812	27,188	$6.63	5/16/18	45,000	(5)	$288,900
	—	80,000	$3.74	5/13/19	80,000	(6)	$513,600
Margaret A. Williams	15,041	22,959	$6.63	5/16/18	17,375	(4)	$111,548
	—	75,000	$3.74	5/13/19	38,000	(5)	$243,960
					75,000	(6)	$481,500
Steven L. Scott	71,600	—	$3.80	9/26/15	11,050	(4)	$70,941
	14,249	21,751	$6.63	5/16/18	36,000	(5)	$231,120
	—	60,000	$3.74	5/13/19	60,000	(6)	$385,200
Ian W. Miller	22,915	27,085	$5.34	2/11/18	50,000	(7)	$321,000
	—	45,000	$3.74	5/13/19	45,000	(6)	$288,900

(1)	All stock options listed in this column are fully vested and exercisable.

(2)	With respect to the stock options that were granted on December 19, 2006, and expire on December 19, 2016, the unexercisable options are vesting at an equal per month rate so that all of these options will become exercisable in full on December 19, 2010. With respect to the options that were granted on May 16, 2008, and expire on May 16, 2018, 25% vested on May 16, 2009, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 16, 2012. With respect to Mr. Miller’s options, which expire on February 11, 2018, 25% vested on February 11, 2009, and the remaining balance will vest monthly over the following 36 months so that all of his options will be vested on February 11, 2012. With respect to the stock options that were granted on May 13, 2009, and expire on May 13, 2019, 25% will vest on May 13, 2010, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 13, 2013. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these stock option grants is included under “Analysis of 2009 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Stock Options Plans” below.

(3)	The option exercise prices were set at 100% of the fair market value of our common stock on the respective dates of grant.

(4)	The restricted shares vest on November 15, 2010. Restricted shares are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2009 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements — Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(5)	One-half of the restricted shares vest on May 15, 2010, and the remaining half vest on May 15, 2012. See footnote (4) above for other information regarding our restricted share awards.

(6)	One-half of the restricted shares vest on May 15, 2011, and the remaining half vest on May 15, 2013. See footnote (4) above for other information regarding our restricted share awards.

(7)	One-half of these restricted shares vested on February 28, 2010, and the remaining half vest on February 28, 2012.

(8)	Determined by multiplying the closing price of $6.42 per share for our common stock on December 31, 2009, as reported by Nasdaq, by the number of unvested restricted shares then held by the Named Executive Officer.

2009 Option Exercises and Stock Vested

No Named Executive Officers exercised any options during the year ended December 31, 2009 and no restricted stocks vested during the year ended December 31, 2009 for any of the Named Executive Officers.

Termination of Employment and Change of Control Arrangements

The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer upon termination of his or her employment at the close of business on December 31, 2009.

No special payments are due if any of the Named Executive Officers terminates his or her employment voluntarily without Good Reason, is terminated for Cause or retires. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her Cray 401(k) Plan account; we do not accrue vacation pay for the Named Executive Officers or other senior officers. As part of and on the same basis as we provide benefits to all of our U.S. employees, the Named Executive Officers have life insurance and disability benefits.

For a description of the applicable provisions regarding employment terminations in our Executive Severance Policy, the Management Continuation Agreements, our stock option plans and our restricted stock agreements, see “— Narrative to the Termination of Employment and Change of Control Payments Table” below.

The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

		Accelerated		Continued
	Severance	Restricted Stock	Accelerated	Benefit Plan	Tax
Name and Termination Event	Payment(1)	Award(2)	Stock Options(3)	Coverage(4)	Gross-Up(5)	Total(6)

Peter J. Ungaro
Death/Disability	—	$1,743,512	$402,000	—	—	$2,145,512
Resignation for Good Reason or Termination without Cause	$1,125,000	$330,071	—	$36,189	—	$1,491,260
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,250,000	$1,743,512	$402,000	$50,122	—	$4,445,634
Brian C. Henry
Death/Disability	—	$914,048	$214,400	—	—	$1,128,448
Resignation for Good Reason or Termination without Cause	$544,000	$170,136	—	$43,044	—	$757,180
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,088,000	$914,048	$214,400	$63,035	—	$2,279,483
Margaret A. Williams
Death/Disability	—	$837,008	$201,000	—	—	$1,038,008
Resignation for Good Reason or Termination without Cause	$504,000	$152,347	—	$35,603	—	$691,950
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,008,000	$837,008	$201,000	$53,476	—	$2,099,484
Steven L. Scott
Death/Disability	—	$687,261	$160,800	—	—	$848,061
Resignation for Good Reason or Termination without Cause	$472,500	$126,956	—	$42,056	—	$641,512
After Change of Control, Resignation for Good Reason or Termination without Cause	$945,000	$687,261	$160,800	$61,786	—	$1,854,847
Ian W. Miller
Death/Disability	—	$609,900	$149,852	—	—	$759,752
Resignation for Good Reason or Termination without Cause	$476,667	—	—	$42,564	—	$519,231
After Change of Control, Resignation for Good Reason or Termination without Cause	$953,333	$609,900	$149,852	$68,224	$444,113	$2,225,422

(1)	Except for the termination events following a Change of Control, the amounts shown in this column for the Named Executive Officers are the amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy, subject to the limitations of IRC Section 409A, for Mr. Ungaro and Mr. Henry are to be paid pro rata in accordance with our normal payroll payment practices over a period of 12 months; for the other Named Executive Officers, the base salary component is to be paid pro rata in accordance with our normal payroll payment practices over a period of 12 months for Dr. Williams and Dr. Scott and 11 months for Mr. Miller, and the incentive compensation component of their severance package is to be paid in a lump sum when and if the incentive compensation is paid to other officers who were not terminated. For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time such officer no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control, the amounts shown in this column are the amounts due under our Management Retention Agreements and are payable, subject to the limitations imposed by IRC Section 409A, to the Named Executive Officers in a lump sum within 30 days following termination of employment.

(2)	Under our restricted stock agreements, all unvested restricted stock vests in full upon death or Disability or, if following a Change of Control, there is a termination without Cause or a resignation for Good Reason. If a Named Executive Officer has held restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested restricted shares with vesting accelerated to December 31, 2009. The value of the unvested shares of restricted stock held by each Named Executive Officer was calculated based upon the aggregate market value of such shares. We used a price of $6.42 per share to determine market value, which was the closing market price of our common stock on December 31, 2009, as reported by Nasdaq. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the unvested restricted stock then held by each Named Executive Officer.

(3)	Under our stock option plans, in the event of death or Disability, all unvested options become exercisable and all option holders have a 12-month period or, if earlier, until the expiration date of the options to exercise their options. The amounts shown in this column reflect the value of the Named Executive Officer’s unvested stock options with vesting accelerated to December 31, 2009. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $6.42 per share to determine market value, which was the closing market price of our common stock on December 31, 2009, as reported by Nasdaq.

Under the Executive Severance Policy, in the event of termination without Cause or a resignation for Good Reason, there is no acceleration of unvested options and the exercise period for all previously vested options would be 12 months for the Named Executive Officers or, if earlier, until the expiration date of the options. As there is no acceleration of unvested options, no value is provided solely by the extended exercise period.

Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options become exercisable and the optionee has 12 months to exercise all of his or her options or, if earlier, until the expiration date of the options. As some of the unvested options that would be accelerated have per share exercise prices that exceed the closing market price of $6.42 per share on December 31, 2009, the values for those options are not included.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the options vested and unvested as of December 31, 2009.

(4)	The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision and orthodontia benefits and the premiums for $500,000 of term life insurance for 12 months for Mr. Ungaro, Mr. Henry, Dr. Williams and Dr. Scott and for 11 months for Mr. Miller, based on the costs for such benefits in January 2010, plus $15,500 for executive outplacement services for each Named Executive Officer. With respect to a termination without Cause or a resignation for Good Reason within two years after a Change of Control, including the elections by Mr. Ungaro and Mr. Henry during the seventh month following a Change of Control, the amounts shown reflect the cost of the continued payment of the COBRA payments for medical, dental, vision and orthodontia benefits for 18 months, the premiums for $500,000 of term life insurance policies for 24 months, and $15,500 for executive outplacement services for each Named Executive Officer. The COBRA expense is based on monthly cost for such coverage based on 2010 enrollment for 12 months and assumes a 13.2% inflationary trend (health care reform law may have significant impact on future plan rates); the life insurance premiums are based on January 2010 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another employer that offers such benefits.

(5)	Under the Management Retention Agreements, if any payments made to the Named Executive Officers following a Change of Control are subject to the excise tax on “excess parachute payments,” as defined in Section 280G of the IRC, we are required to make a tax gross-up payment to the officer sufficient so that the officer will receive the benefits as if no excise tax were payable. The compensation payable to the Named Executive Officers shown in the table, using taxable wages for the applicable number of years through 2009 in calculating the base amounts, would not have constituted “excess parachute payments,” however, and we would not have been required to make any tax-gross up payments except to Mr. Miller.

(6)	The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table

While we have offer letters to senior officers, including the Named Executive Officers that set out terms of their initial compensation and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” As described above under “Analysis of 2009 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis and more fully below, our senior officers, including all of the Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including all of our Named Executive Officers, are parties to Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans and restricted stock agreements contain provisions that apply to terminations of employment.

Executive Severance Policy.  In December 2008, our Board amended our Executive Severance Policy that covers our officers, including the Named Executive Officers, so that the Policy complied with Section 409A of the IRC. The Policy applies to terminations of employment without Cause or resignations for Good Reason, as such terms are defined in the Policy; the Policy does not apply if the Management Retention Agreements described below are applicable and does not apply to employment terminations due to death, Disability, retirement, Cause or resignations other than for Good Reason. Under the Policy, Mr. Ungaro and Mr. Henry each receive payments of their base salary and full target incentive award under our annual cash incentive plans. Senior vice presidents receive salary continuation in an amount equal to their base salary for a period of nine months plus one month for each year of service as an officer, up to a maximum of 12 months, and vice presidents receive salary continuation, in an amount equal to their base salary for a period of six months plus one month for each year of service as an officer, up to a maximum of nine months. In addition, these officers are eligible to receive a pro-rata portion of the target incentive award but only if officers who are not terminated receive their incentive awards for that year.

Amounts are paid in accordance with our standard salary payment procedures generally for such periods, although the Board can modify the period over which such amounts are paid. The Policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of the period to exercise stock options vested at the time of termination and executive outplacement services for the period the former employee receives salary continuation payments (the provision of benefits terminates earlier if the former officer is offered such benefits by a subsequent employer). The officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under the Policy are unfunded, and our Board has the express right to modify or terminate the Policy at any time prior to a Potential Change of Control or Change of Control, as those terms are defined in the Policy, or with respect to a covered officer until he or she receives a notice of termination.

Management Retention Agreements.  In December 2008, in order to comply with Section 409A of the IRC, we entered into new management retention agreements with certain of our senior officers, including each of the Named Executive Officers. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there is a Change of Control, as defined; and, secondly, within two years after the Change of Control, the officer’s employment is terminated other than for Cause, death, Disability, retirement or resignation other than for Good Reason, as such terms are defined in the agreement. Mr. Ungaro and Mr. Henry each has a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. If this agreement applies, then the officer is to receive an amount equal to two times the officer’s annual compensation, payable in a lump-sum within 30 days of termination. Under these agreements, “annual compensation” means one year of base salary, at the highest base salary rate that was paid to the officer in the 12-month period prior to the date of his or her termination of employment, plus the annual cash incentive plan award at target that the officer was eligible to receive in that 12-month period. The officer would also be reimbursed for all of his or her COBRA payments for medical benefits for 18 months and premiums for term life insurance for 24 months following termination; all stock options held by the officer would have their vesting accelerated, and the officer would have 12 months to exercise the options after termination or, if earlier, until the options expire. The agreements provide that in certain circumstances if the officer incurs excise tax due to the application of Section 280G of the IRC, the officer is entitled to an additional cash payment so that he or she will be in the same position as if the excise tax were not applicable. We have also agreed to pay the legal fees and other costs incurred with respect to any challenge by the Internal Revenue Service to these calculations and payments.

Stock Option Plans.  Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the IRC), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination. Upon termination for death or disability, the options vest in whole and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. If an officer receives the benefit of the Executive Severance Policy and his or her employment is terminated without Cause or due to a resignation for Good Reason, as such terms are defined in the Policy, then the officer would receive an extended period in which to exercise his or her options that are vested at the time of termination, as described above under “Executive Severance Policy.” In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested. Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Restricted Stock Agreements.  Under our restricted stock agreements with each of the Named Executive Officers, the restricted stock vests in full upon the death or Disability of the recipient or if, following a Change of Control, in addition to death or Disability, the Named Executive Officer is terminated without Cause or terminates for Good Reason. The restricted shares are forfeited if a Named Executive Officer’s employment is terminated for any other reason, except if the Named Executive Officer has held the restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, or if the Named Executive Officer retires, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity.

Definitions.  The following definitions are substantially similar for the Executive Severance Policy, management retention agreements, stock option plans and restricted stock agreements, except where noted:

“Change of Control” includes a merger, consolidation, share exchange or other reorganization between us and any other entity (other than a merger, consolidation or plan of exchange where the holders of our voting securities immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), the sale, lease, exchange or other disposition of all or substantially all of our assets; a liquidation or dissolution, the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or, pursuant to (i) the Executive Severance Policy and the management retention agreements, at any time during a 24-month period, individuals who at the beginning of such period constituted the Board (“Incumbent Director”) shall cease for any reason to constitute at least a majority of the Board; provided, however, that the term “Incumbent Director” shall also include each new director elected during such 24-month period whose nomination or election was approved by two-third of the Incumbent Directors then in office and (ii) the restricted stock agreements, a majority of our Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period. A change in our state of incorporation shall not be deemed a “Change of Control.” In addition, a transaction where the surviving corporation is owned directly or indirectly by our shareholders immediately following such transaction in substantially the same proportions as their ownership of our voting securities immediately preceding such transaction and the surviving corporation expressly assumes or continues the management retention agreement and Executive Severance Policy, will not be considered a “Change of Control.”

“Potential Change of Control” means: we have entered into an agreement which, if consummated, would result in a Change of Control; any third-party or we publicly announce an intention to take or consider taking action which, if consummated, would result in a Change of Control; or our Board adopts a resolution stating that a Potential Change of Control has occurred.

“Cause” means: a termination of employment resulting from a good-faith determination by our Board that there has been: a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse affect on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information which has a demonstrably adverse impact on us or has caused material damage to us; or the provision of services for another company or person which competes with us, without the prior written approval of our President or Chief Executive Officer; or a material breach of obligations under agreements with us.

“Disability” means: (pursuant to the restricted stock agreements) that, at the time the officer’s employment is terminated, the officer has been unable to perform the duties of his or her position for a period of six consecutive months as a result of the officer’s incapacity due to physical or mental illness; (pursuant to the Severance Policy and management retention agreements) the meaning given to such term in the Company’s disability plans as in effect immediately prior to the date of the notice of the officer’s termination (the language in such plan as of December 31, 2009, defines “disability” as when an officer is unable to perform with reasonable continuity the material duties of her or his own occupation and suffers a loss of at least 20% in her or his indexed predisability earnings when working in her or his own occupation); and (pursuant to the stock option plans) permanent and total disability as defined in Section 22(e)(3) of the IRC.

“Good Reason” means: a material negative change in the employment relationship between the officer and the Company including a material reduction in base salary by more than 5% (whether in one or a series of reductions) compared to the officer’s base salary immediately prior to such reduction (other than across-the-board reduction of not more than 10% applicable to all of the Company’s senior officers for a period not exceeding six consecutive months in any three-year period); a material reduction in annual target award opportunities under our annual cash incentive plan (other than an across-the-board reduction applicable to all of the Company’s senior officers), which shall be deemed to include reductions that would reduce the officer’s total target compensation (including base salary but excluding the value of any equity component) by more than 5% compared to the officer’s total target compensation for the immediately preceding year (including base salary but excluding the value of any equity component); a material diminution in status, title, position(s) or responsibilities; a request to relocate, except for office relocations that would not increase the officer’s one-way commute by more than 25 miles, or changes in customary office locations resulting in substantially increased travel; or a discontinuance of, or a reduction in, benefits.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries in 2009 or formerly. In addition, none of our executive officers currently serves or has served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board has adopted a written Related Person Transaction Policy that requires the Audit Committee of our Board to review and, if appropriate, approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Audit Committee determines, and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

We did not enter into any transaction in 2009 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. As set forth in its charter, which can be found at www.cray.com under “Investors — Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s consolidated financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee periodically meets separately with our management, without the auditors present, and with the auditors, without management present. The Audit Committee believes it has satisfied its charter responsibilities for 2009.

The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2009. The Company included the 2009 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee met in person or by telephone 10 times in 2009. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent registered public accounting firm, did not perform any non-audit services for the Company in 2008 or 2009. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010” below.

The Audit Committee engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2009, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Peterson Sullivan LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP its independence from the Company.

The Audit Committee has engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2010. In taking this action, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan LLP as the Company’s independent registered public accounting firm at the Annual Meeting. The Board has followed the Audit Committee’s recommendation. See “Discussion of Proposals Recommended by the Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010” below.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2009 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee

Daniel C. Regis, Chair
Sally G. Narodick
Stephen C. Richards

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:  To Elect Eight Directors for One-Year Terms

Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board for terms ending at the Annual Meeting. The Board has nominated Ms. Narodick, Dr. Lederman and Mr. Blake, Mr. Jones, Mr. Kiely, Mr. Regis, Mr. Richards and Mr. Ungaro for re-election to the Board, each to hold office until the annual meeting in 2011.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, then the Board may fill the vacancy.

Board Recommendation:  The Board recommends that you vote “FOR” the election of all nominees for director.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Our Common Stock Ownership.” There are no family relationships among any of the directors and executive officers of Cray.

William C. Blake

Mr. Blake, 60, joined our Board in June 2006.  Mr. Blake has been involved in the high-performance computing industry for nearly three decades. He currently serves as General Manager, Parallel Computing Platform group at Microsoft Corporation after the acquisition in September 2009 of Interactive Supercomputing, Inc. (“ISC”) where he served as the President and Chief Executive Officer. ISC developed and sold an interactive parallel computing platform that extends existing desktop simulation tools for parallel computing on a spectrum of computing architectures. Before assuming this position in January 2007, he served as the Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances. Prior to joining Netezza in 2002, he was with Compaq Computer Corporation for nine years, managing both Compaq’s worldwide high-performance technical computing business and its software development group from 1996 to 2002, which included responsibility for compiler development for the Alpha processor; from 1993 to 1996 he was Compaq’s director of software products development and long-range operating system strategy. Mr. Blake previously held various key engineering management positions with Digital Equipment Corporation from 1981 to 1993. Mr. Blake is a member of the board of directors of TotalView Technologies, Inc., a provider of debugging and analysis solutions for complex computer codes, and Terascala Inc., a provider of high-performance storage appliances, and he is a member of the Institute of Electrical and Electronics Engineers and the Association for Computing Machinery. He received a B.S. from Lowell Technological Institute. We believe Mr. Blake’s qualifications to sit on our Board of Directors include his three decades of experience in the high-performance computing industry and his technical expertise in product development and technology strategy.

John B. Jones, Jr.

Mr. Jones, 65, joined our Board in December 2004.  He was a leading high-technology equity research analyst for nearly 20 years. Until his retirement in 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. From 2004 to 2008, Mr. Jones served on the board of directors of Stratus Technologies, Inc., a provider of fault tolerant computer services, technologies and services. He received a B.S. from the University of Oregon. We believe Mr. Jones’ qualifications to sit on our Board of Directors include his significant experience working at and evaluating high-technology companies and their ability to create long-term value and his familiarity with the computer industry in general.

Stephen C. Kiely

Mr. Kiely, 64, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. He joined Stratus Technologies in 1994 and held various executive positions with Stratus Technologies, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a member of the board of directors of Stratus Technologies. Mr. Kiely received a B.A. from Fairfield University and an M.S. in Management from the Stanford University Graduate School of Business. We believe Mr. Kiely’s qualifications to sit on our Board of Directors include his significant experience as a Chief Executive Officer and executive in the computer and information technology industries, combined with his corporate governance expertise.

Frank L. Lederman

Dr. Lederman, 60, joined our Board in 2004.  He served as Vice President and Chief Technical Officer of Alcoa Inc., a world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, from 1995 until his retirement in 2002, where he had overall responsibility for global research, development, and engineering, including the 950-member Alcoa Technical Center. He was also a member of Alcoa’s Corporate Executive Council, which acted as an internal board for conducting quarterly reviews of the results and plans of each business unit. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., which was a large diversified natural resources conglomerate where he served as Senior Vice President — Technology, and, among other responsibilities, directed the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988, serving as a physicist and in a number of management positions, including manager of electronics research programs and resources at the Corporate R&D Center in Schenectady, N.Y. Dr. Lederman received a B.S. in Mathematics and an M.S. in Physics from Carnegie-Mellon University, and he received an M.S. and Ph.D. in Physics from the University of Illinois. During the past 20 years he has served on numerous advisory boards and panels at universities and government laboratories. On our Board of Directors, Dr. Lederman represents the interests of customers and end users. We believe Dr. Lederman’s qualifications to sit on our Board of Directors include his over four decades of experience in computing, his understanding of computing from the perspective of customers and end users and his over three decades of experience in the management of technology at large corporations.

Sally G. Narodick

Ms. Narodick, 64, joined our Board in 2004.  She is a retired educational technology and e-learning consultant. From 2000 to 2004, Ms. Narodick was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. Since 1993, Ms. Narodick has served as a member of the board of directors of Penford Corporation and previously served as a member on the boards of SumTotal Systems from 1999 to 2009, Puget Energy, Inc. from 1989 to 2009 and Solutia Inc. from 2000 to 2008. A graduate of Boston University, Ms. Narodick received an M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University. We believe Ms. Narodick’s qualifications to sit on our Board of Directors include her years of experience as a technology consultant and Chief Executive Officer of a technology company combined with her Board and financial management expertise.

Daniel C. Regis

Mr. Regis, 70, joined our Board in 2003. He is currently the General Partner of Regis Investments, LP and has served in this role since 1998. He has been the Chairman of the advisory board for Fluke Venture Partners II, LP, a Northwest venture capital partnership, since 2004. From 2000 to 2009, he was the Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. During that time, he was also a director or chairman of several pre-public companies. Prior to 1996, Mr. Regis spent over 30 years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. Since 2003, Mr. Regis has served as a member of the board of directors of Columbia Banking System, Inc., and in 2004, joined the board of Art Technology Group, Inc. and became the Chairman of the board of directors in 2005. He is also a member of the audit committee of Columbia Banking Systems, Inc. and chairs its risk management committee, and is a member of the audit committee of Art Technology Group, Inc. From 2003 to 2004, Mr. Regis was also a member of the board of directors of Primus Knowledge Solutions, Inc. until its merger with and into Art Technology Group, Inc. in 2004 and chaired its audit committee. He received a B.S. from Seattle University. We believe Mr. Regis’ qualifications to sit on our Board of Directors include his over three decades of experience in finance and accounting, including as a managing partner at a national accounting firm, as well as his experience evaluating and directing technology companies.

Stephen C. Richards

Mr. Richards, 56, joined our Board in 2004.  He is currently a private investor. From 2000 to 2004, when he retired, he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions. From 1999 to 2000, he served as Chief Online Trading Officer of E*TRADE Group, Inc. From 1998 to 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a member of the board of directors of BigFix, Inc. and Guidance Software, Inc., and is a trustee for the UC Davis Foundation. From 1999 to 2009, he served as a member of the board of directors of Trade Station Group. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles. We believe Mr. Richards’ qualifications to sit on our Board of Directors include his extensive experience as a finance and operational executive, including as a Chief Financial Officer of multiple technology-based, publicly-traded companies.

Peter J. Ungaro

Mr. Ungaro, 41, has served as Chief Executive Officer and as a member of our Board since August 2005 and as President since March 2005. From May 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. Prior to joining us, he served as Vice President, Worldwide Deep

Computing Sales for IBM beginning in April 2003 and as IBM’s Vice President, Worldwide HPC Sales beginning in February 1999. He also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University. We believe Mr. Ungaro’s qualifications to sit on our Board of Directors include his years of experience as a leader in the high-performance computing industry as both a sales and operational executive, including nearly five years as our Chief Executive Officer, and his extensive sales and marketing expertise.

Proposal 2:  To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010

The Audit Committee has retained Peterson Sullivan LLP to serve as our independent registered public accounting firm to conduct an audit of our consolidated financial statements for 2010, and the Board has directed that our management submit the selection of Peterson Sullivan LLP for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan LLP, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Board Recommendation:  The Board recommends that you vote “FOR” Proposal 2 to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Peterson Sullivan LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by Peterson Sullivan LLP for 2008 and 2009:

Services	2008	2009

Audit Fees(1)	$528,000	$521,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$528,000	$521,000

(1)	Audit services billed in 2008 and 2009 consisted of: audit of our annual consolidated financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly consolidated financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2008 or 2009.

(3)	No tax services were billed in 2008 or 2009.

(4)	There were no fees billed for other services in 2008 or 2009.

Peterson Sullivan LLP to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Audit Committee at its next meeting. During 2009, all services performed by Peterson Sullivan LLP were pre-approved by the Audit Committee in accordance with this policy.

OTHER BUSINESS — DISCRETIONARY AUTHORITY

While the Notice of 2010 Annual Meeting of Shareholders provides for transaction of all other business as may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting, the Board knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including consolidated financial statements and schedules, forms a part of our 2009 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Investors — Financials — Annual Reports and Proxy Statements.” Additional copies of the 2009 Annual Report on Form 10-K may be obtained without charge by writing to Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

By order of the Board of Directors,

Michael C. Piraino
Corporate Secretary

Seattle, Washington
April 26, 2010

ANNUAL MEETING OF CRAY INC.

Date:	June 9, 2010
Time:	3:00 PM Pacific Time
Place:	901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposal 1.

1.	To elect eight directors, each to serve a one-year term. Nominees:

	01) William C. Blake	05) Sally G. Narodick
	02) John B. Jones, Jr.	06) Daniel C. Regis
	03) Stephen C. Kiely	07) Stephen C. Richards
	04) Frank L. Lederman	08) Peter J. Ungaro

Vote For	Withhold Vote	*Vote For
All Nominees	From All Nominees	All Except

☐	☐	☐

* INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

Board of Directors Recommends a Vote FOR proposal 2.

2.	To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

For	Against	Abstain
☐	☐	☐

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Above	Please Date Above

Please Sign Above (Joint Owners)	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Cray Inc.
to Be Held on Wednesday, June 9, 2010
for Holders as of April 5, 2010

INTERNET	TELEPHONE 866-390-5387

Go To	OR
www.proxypush.com/cray
• Cast your vote online.		• Use any touch-tone telephone.
• View meeting documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

401(k) Shareholder votes must be received by
11:59 PM Eastern Time on Sunday, June 6, 2010,
Registered Shareholder votes must be received by
5:00 PM Eastern Time on Tuesday, June 8, 2010.

PROXY TABULATOR FOR

CRAY INC. P.O. Box 8016 Cary, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Cray Inc.
Annual Meeting of Shareholders
June 9, 2010 — 3:00 PM (Pacific Time)
This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Michael C. Piraino, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on June 9, 2010, and all adjournments and postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposal to elect eight directors, each to serve a one-year term, and for the proposal to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The proxies are authorized to vote in their discretion as to all other matters that may come before the Annual Meeting of Shareholders and all matters incidental to the conduct of the meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)